Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of June 28, 2019,

by and among

LAMB WESTON HOLDINGS, INC.,
as the Borrower,

the Lenders referred to herein,

and

NORTHWEST FARM CREDIT SERVICES, PCA,
as Administrative Agent,
Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	31
1.03	Accounting Terms	32
1.04	Rounding	33
1.05	Times of Day	33
1.06	Limited Condition Acquisitions	33

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		34

2.01	Term Loans	34
2.02	Borrowings, Conversions and Continuations of Loans	35
2.03	[Reserved]	36
2.04	[Reserved]	36
2.05	Prepayments	37
2.06	[Reserved]	39
2.07	Repayment of Loans	39
2.08	Interest	39
2.09	Fees	40
2.10	Computation of Interest and Fees	40
2.11	Evidence of Debt	40
2.12	Payments Generally; Administrative Agent’s Clawback	41
2.13	Sharing of Payments by Lenders	42
2.14	[Reserved]	43
2.15	Defaulting Lenders	43

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		44

3.01	Taxes	44
3.02	Illegality	48
3.03	Inability to Determine Rates	49
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	50
3.05	Compensation for Losses	52
3.06	Mitigation Obligations; Replacement of Lenders	52
3.07	Survival	53

ARTICLE IV GUARANTY		53

4.01	The Guaranty	53
4.02	Obligations Unconditional	54
4.03	Reinstatement	54
4.04	Certain Additional Waivers	55
4.05	Remedies	55
4.06	Rights of Contribution	55
4.07	Guarantee of Payment; Continuing Guarantee	56
4.08	Keepwell	56

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		56

5.01	Conditions of Initial Credit Extension	56
5.02	Conditions to all Credit Extensions	59

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		60

6.01	Organization; Powers	60
6.02	Authorization; Enforceability	60
6.03	Governmental Approvals; No Conflicts	60
6.04	Financial Condition; No Material Adverse Change	61
6.05	Properties	61
6.06	Litigation and Environmental Matters	61
6.07	Compliance with Laws	62
6.08	Investment Company Status	62
6.09	Taxes	62
6.10	ERISA	62
6.11	Disclosure	62
6.12	Solvency	62
6.13	Security Interests in Collateral	63
6.14	Labor Disputes	63
6.15	No Default	63
6.16	Federal Reserve Regulations	63
6.17	OFAC; Anti-Corruption Laws	63
6.18	Insurance	64
6.19	EEA Financial Institutions	64

ARTICLE VII AFFIRMATIVE COVENANTS		64

7.01	Financial Statements and Other Information	64
7.02	Notices of Material Events	66
7.03	Existence; Conduct of Business	67
7.04	Payment of Obligations	67
7.05	Maintenance of Properties	67
7.06	Books and Records; Inspection Rights	67
7.07	Compliance with Laws	68
7.08	Use of Proceeds	68
7.09	Insurance	68
7.10	Subsidiary Guarantors; Pledges; Collateral; Further Assurances	68
7.11	Farm Credit Equities and Security	69
7.12	Post-Closing	70

ARTICLE VIII NEGATIVE COVENANTS		70

8.01	Indebtedness	71
8.02	Liens	73
8.03	Fundamental Changes	76
8.04	Investments, Loans, Advances and Acquisitions	77
8.05	Asset Sales	79
8.06	Sale and Leaseback Transactions	80
8.07	Restricted Payments	81
8.08	Transactions with Affiliates	82
8.09	Restrictive Agreements	83
8.10	Prepayments of Specified Indebtedness and Amendments to Specified Indebtedness and Organizational Documents	85
8.11	Financial Covenants	86
8.12	Sanctions; Anti-Corruption Laws	86

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		86

9.01	Events of Default	86
9.02	Remedies Upon Event of Default	89
9.03	Application of Funds	89

ARTICLE X ADMINISTRATIVE AGENT		90

10.01	Appointment and Authority	90
10.02	Rights as a Lender	91
10.03	Exculpatory Provisions	91
10.04	Reliance by Administrative Agent	92
10.05	Delegation of Duties	92
10.06	Resignation of Administrative Agent	92
10.07	Non-Reliance on Administrative Agent and Other Lenders	94
10.08	No Other Duties; Etc.	94
10.09	Administrative Agent May File Proofs of Claim; Credit Bidding	94
10.10	Collateral and Guaranty Matters	95
10.11	Secured Cash Management Agreements and Secured Hedge Agreements	96
10.12	Intercreditor Agreement	96

ARTICLE XI MISCELLANEOUS		97

11.01	Amendments, Etc.	97
11.02	Notices; Effectiveness; Electronic Communications	98
11.03	No Waiver; Cumulative Remedies; Enforcement	100
11.04	Expenses; Indemnity; Damage Waiver	101
11.05	Payments Set Aside	103
11.06	Successors and Assigns	103
11.07	Treatment of Certain Information; Confidentiality	108
11.08	Rights of Setoff	109
11.09	Interest Rate Limitation	109
11.10	Counterparts; Integration; Effectiveness	110
11.11	Survival of Representations and Warranties	110
11.12	Severability	110
11.13	Replacement of Lenders	110
11.14	Governing Law; Jurisdiction; Etc.	111
11.15	Waiver of Jury Trial	112
11.16	No Advisory or Fiduciary Responsibility	113
11.17	Electronic Execution of Assignments and Certain Other Documents	113
11.18	USA PATRIOT Act Notice	113
11.19	[Reserved]	114
11.20	Release of Collateral and Guaranty Obligations	114
11.21	Entire Agreement	114
11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	115
11.23	Waiver of Borrower Rights	115

SCHEDULES

2.01	Commitments and Applicable Percentages
6.01	Subsidiaries
6.18	Insurance
7.12	Post-Closing
8.01	Indebtedness Existing on the Closing Date
8.02	Liens Existing on the Closing Date
8.04	Investments Existing on the Closing Date
8.09	Restrictive Agreements Existing on the Closing Date
11.02	Certain Addresses for Notices
11.06(e)	Voting Participants

EXHIBITS

A-1	Form of Loan Notice
B	Form of Note
C	Forms of U.S. Tax Compliance Certificates
D	Form of Compliance Certificate
E	Form of Joinder Agreement
F	Form of Assignment and Assumption
G-1	Form of Permitted Pari Passu Intercreditor Agreement
G-2	Form of Junior Priority Intercreditor Agreement
H	Form of Voting Participant Notification

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of June 28, 2019 among LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (as defined herein) and NORTHWEST FARM CREDIT SERVICES, PCA, as Administrative Agent.

The Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Credit Extension Amendment” means any amendment to this Agreement and, if applicable, the other Loan Documents establishing any Incremental Term Loan Commitment entered into by the Loan Parties and the Administrative Agent pursuant to Section 2.01(b) (which shall not require the consent of any Lender other than each Lender providing a Commitment or Loan thereunder).

“Administrative Agent” means Northwest Farm Credit Services, PCA in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s Term Loans of any Class at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of Term Loan of such Class held by such Lender at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(c):

Pricing Tier	Consolidated Net Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	> 4.75:1.00	2.375%	1.375%
2	< 4.75:1.00 and > 4.00:1.00	2.125%	1.125%
3	< 4.00:1.00 and > 3.25:1.00	1.750%	0.750%
4	< 3.25:1.00	1.625%	0.625%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(c) for the Fiscal Quarter ending in August 2019 shall be determined based upon Pricing Tier 4.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Northwest Farm Credit Services, PCA, in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Restricted Subsidiary, pursuant to Section 8.05(h).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means with respect to any lease arising from a sale and leaseback transaction pursuant to Section 8.06 (i) with respect to any such lease that creates a Capital Lease Obligation, the Capitalized Lease Obligation thereunder and (ii) with respect to any lease that does not result in a Capital Lease, the principal amount of the Capitalized Lease Obligation that would result if such lease was treated as a Capital Lease (assuming an interest rate for such lease equal to the interest rate applicable to Eurodollar Rate Loans denominated in Dollars with a three month Interest Period commencing on the date such lease is entered into).

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by the Borrower or any Restricted Subsidiary, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended May 27, 2018, and the related consolidated statements of income or operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Available Amount” means, at any time, an amount equal to the sum, without duplication, of:

(a)                                 50% of Consolidated Net Income of the Borrower for the period (taken as a single accounting period but excluding any Fiscal Quarter occurring solely during a Collateral Suspension Period) commencing on the first day of the Borrower’s first full Fiscal Quarter commencing after the Closing Date and ending on the last day of the most recent Fiscal Quarter for which financial statements of the Borrower have been delivered pursuant to Section 7.01(a) or (b); plus

(b)                                 100% of the net cash proceeds received by the Borrower (other than from a Subsidiary of the Borrower) from the sale of Qualified Equity Interests following the Closing Date and prior to such time to the extent such proceeds have not been utilized as the basis for any other transaction pursuant to Article VIII hereof; plus

(c)                                  100% of the net cash proceeds received by the Borrower or a Restricted Subsidiary (other than from the Borrower or a Subsidiary of the Borrower) from the issuance or sale of Indebtedness of the Borrower or a Restricted Subsidiary following the Closing Date and prior to such time to the extent such Indebtedness has been converted into Qualified Equity Interests prior to such time; plus

(d)                                 the aggregate amount of cash returns received by the Borrower or any Restricted Subsidiary from any investments made pursuant to Section 8.04(q) prior to such time (including upon the disposition of any such interest); plus

(e)                                  the fair market value of the Borrower’s and its Restricted Subsidiaries’ investments in any Unrestricted Subsidiary at the time it is designated as a Restricted Subsidiary to the extent the investment in such Unrestricted Subsidiary was made pursuant to Section 8.04(q); minus

(f)                                   the aggregate amount of (i) investments made pursuant to Section 8.04(q), (ii) Restricted Payments made pursuant to Section 8.07(i) and (iii) payments made in respect of Specified Indebtedness pursuant to Section 8.10(a)(ii), in each case, prior to such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, the board of directors of such Person (or equivalent governing body) or any committee thereof duly authorized to act on behalf of such board of directors (or equivalent governing body).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrower Rights” means all statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, rights of first refusal, and such other rights and privileges as may be provided by the Agricultural Credit Act of 1987, 12 U.S.C. §§ 2199-2202e, and the implementing regulations of the Farm Credit Administration, 12 C.F.R. § 617.7000, et seq.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” means the aggregate principal component of capital lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in (1) commercial paper and variable or fixed rate notes issued by (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-1 (any such bank described in this clause (b) being an “Approved Bank”) (or by the parent company thereof) or (2) any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 or better by S&P or P-1 or better by Moody’s, and in each case maturing within 270 days from the date of acquisition thereof;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Approved Bank;

(d)                                 repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e)                                  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)                                   other investments made for cash management purposes in any jurisdiction outside the United States where the Borrower or its Restricted Subsidiaries conduct business that are classified as “cash equivalents” in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services and any Designated Chinese Guarantee Obligations.

“Cash Management Bank” means the Administrative Agent, any Lender or Voting Participant (or Affiliate of the Administrative Agent, a Lender or  Voting Participant) that is a party to a Cash Management Agreement with a Loan Party or any Restricted Subsidiary on the Closing Date or at the time such Cash Management Agreement is entered into (whether such Person thereafter ceases to be the Administrative Agent, a Lender or a Voting Participant or an Affiliate of the Administrative Agent, a Lender or a Voting Participant).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than the capital stock of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:  (1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the voting power of the capital stock of the Borrower, entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis; or (2) a “change of control” or similar event occurs with respect to the Borrower under the documentation evidencing any Material Indebtedness.  Notwithstanding the foregoing, a Person shall not be deemed to have beneficial ownership of capital stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement unless such Person has the right to vote or direct the voting of such capital stock.

“Class”, when used in reference to any Loan, Borrowing, Lender or Commitment, (a) refers to whether such Loan, or the Loans comprising such Borrowing, are Term A Loans or any Class of Loans established after the Closing Date, (b) refers to whether such Commitment is a Term A Loan Commitment or any Class of Commitments established after the Closing Date, and (c) refers to whether such Lender is a Term A Lender or any Lender established under any Class of Commitments or Loans established after the Closing Date, as applicable.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, is or is purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.  In no event shall “Collateral” include any Excluded Property.

“Collateral Agent” means the Applicable Collateral Agent (as such term is defined in the Intercreditor Agreement).

“Collateral Documents” means a collective reference to the Security Agreement and other security documents as may be executed and delivered by the Borrower or any Guarantor pursuant to the terms of Section 5.01, Section 7.10 or any of the Loan Documents.

“Collateral Reinstatement Date” has the meaning specified in Section 7.10(d).

“Collateral Suspension Period” means any period (a) starting on the date on which (i) no Default has occurred and is continuing, (ii) the Borrower has an Investment Grade Rating from each of the Rating Agencies and (iii) a Responsible Officer of the Borrower has delivered a certificate to the Administrative Agent stating that the forgoing conditions are satisfied and requesting that a Collateral Suspension Period commence and (b) ending on the date the Borrower ceased to have an Investment Grade Rating from either of the Rating Agencies.

“Commitment” means, as to each Lender, the Term A Loan Commitment of such Lender and/or any Commitment of an additional Class established following the Closing Date of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to:

(a)                                 Consolidated Net Income for such period plus

(b)                                 other than with respect to clause (iv) below, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication:  (i) Consolidated Interest Expense, (ii) provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations, (iii) depreciation and amortization expense and all other non-cash charges (including impairment charges), expenses or losses (except for any such expense that (x) requires accrual of a reserve for anticipated future cash payments for any period or (y) represents a write-down of current assets), (iv) (1) pro forma costs savings permitted to be reflected in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Exchange Act of 1934 and (2) the amount of pro forma cost savings, operating expense reductions and synergies (collectively, “Cost Savings”) that are reasonably expected by the Borrower to result over the next succeeding four Fiscal Quarter period (calculated as though such Cost Savings had been realized on the first day of such period) as a result of, or in connection with, actions (including Permitted Acquisitions or Dispositions outside the ordinary course of business) consummated during such period or expected to be taken within twelve months, provided that (A) such Cost Savings are reasonably identifiable, quantifiable and factually supportable, (B) the aggregate amount of such Cost Savings added pursuant to this clause (iv)(2) during such period shall not exceed an amount equal to 10% of Consolidated EBITDA for such period (calculated without giving effect to any amounts added back pursuant to this clause (iv)(2)) and (C) such pro forma Cost Savings shall only be added back for quarters ending on or prior to the last day of the fourth full Fiscal Quarter following the applicable action, and in each case described in this clause (iv), no Cost Savings shall be added pursuant to this clause (iv) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (v) non-recurring, extraordinary or unusual cash charges, expenses or losses not exceeding $25,000,000 in any four Fiscal Quarter period, (vi) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition, (vii) the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including any write-offs or amortization of fees and expenses related to Permitted Receivables Financings), (viii) losses from foreign exchange translation adjustments or Swap Contracts during such period, (ix) losses associated with discontinued operations (but only after such operations are no longer owned or operated by the Borrower or a Restricted Subsidiary); (x) acquisition integration costs and fees, including cash severance payments made in connection with acquisitions; (xi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower; (provided that such net cash proceeds shall not increase the Available Amount) and (xii) the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) or early extinguishment of Indebtedness to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R “Business Combinations” but are required under such statement to be expensed currently, minus

(c)                                  the following to the extent included in the determination of Consolidated Net Income for such period, without duplication:  (i) non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Contracts during such period (but excluding any non-cash credits, income or gains that represent an accrual in the ordinary course), (ii) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Contracts), (iii) any federal, state, local and foreign income tax credits and (iv) income associated with discontinued operations (but only after such operations are no longer owned or operated by the Borrower or a Restricted Subsidiary).

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of:  (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term (including the Loans) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) all obligations arising under letters of credit (including standby and commercial), but only to the extent consisting of unpaid reimbursement obligations in respect of drawn amounts under letters of credit; (c) all Capital Lease Obligations; (d) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments, and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet in accordance with GAAP; (e) all Disqualified Equity Interests of such Persons; (f) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (e) above of another Person; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity) in which the Borrower or any of its Restricted Subsidiaries is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Borrower for the most-recently ended four Fiscal Quarters, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense paid or payable in cash (and, to the extent not otherwise included in Consolidated Interest Expense, the loss or discount on the sale of Transferred Assets to any Receivables Financier in connection with a Permitted Receivables Financing), all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis without duplication, the following (in each case as determined in accordance with GAAP):  (a) all interest in respect of Consolidated Funded Indebtedness (including the interest component of synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products) accrued during such period (whether or not actually paid during such period) determined after giving effect to any net payments made or received under interest rate Swap Contracts minus (b) the sum of (i) all interest income during such period and (ii) to the extent included in clause (a) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including write-offs or amortization of fees and expenses related to Permitted Receivables Financings), and amounts paid (or plus any amounts received) on early terminations of Swap Contracts plus (c) the loss or discount on the sale of Transferred Assets to any Receivables Financier in connection with a Permitted Receivables Financing.

“Consolidated Net Income” for any period means the consolidated net income (or loss) attributable to the Borrower for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)                                 the net income (or loss) of any Person that is not a Restricted Subsidiary, except (i) to the extent such income has actually been distributed in cash to the Borrower or any Restricted Subsidiary during such period and (ii) in the case of the Existing Joint Ventures, for other equity of the Borrower and its Restricted Subsidiaries in the earnings of the Existing Joint Ventures in excess of the amount included pursuant to clause (1)(i) so long as the amount included in this clause (1)(ii) for any period does not exceed 6.0% of Consolidated EBITDA for such period;

(2)                                 gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)                                 the cumulative effect of any change in accounting principles; and

(4)                                 gains and losses from dispositions of assets outside the ordinary course of business or upon early retirement of Indebtedness.

“Consolidated Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Indebtedness on such date, minus (i) unrestricted cash and Cash Equivalents of Loan Parties (it being agreed that cash or Cash Equivalents (x) placed on deposit with a trustee to discharge or defease Indebtedness or (y) to the extent proceeds of Indebtedness incurred to finance an acquisition and held in escrow pending the consummation of such acquisition to consummate such acquisition or prepay such Indebtedness shall be considered unrestricted to the extent the related Indebtedness is included in Consolidated Funded Indebtedness) and (ii) to the extent not prohibited from being distributed to a Loan Party pursuant to any Law, Contractual Obligation or Organization Document, 75% of the amount of unrestricted cash and Cash Equivalents of Restricted Subsidiaries that are not Loan Parties (it being agreed that cash or Cash Equivalents segregated or held in escrow to prepay Indebtedness or to consummate an acquisition shall be considered unrestricted) to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 7.01(a) or (b)).

“Consolidated Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Chinese Guarantee Obligations” means any agreement providing for a Guarantee by the Borrower of the obligations of one or more Restricted Subsidiaries of the Borrower organized under the laws of China that is designated in writing by a Responsible Officer of the Borrower to the Administrative Agent as a “Designated Chinese Guarantee Obligation”; provided that the Borrower shall not permit the aggregate principal amount of Guarantees of Indebtedness constituting Designated Chinese Guarantee Obligations to exceed RMB450,000,000 at any time.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth such valuation, less the amount of cash or Cash Equivalents received by the Borrower or a Restricted Subsidiary (other than from the Borrower or a Restricted Subsidiary) in connection with a subsequent Disposition of such Designated Non-Cash Consideration.

“Disposition” has the meaning specified in Section 8.05.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests, but only with respect to that portion of the Equity Interests that would satisfy clauses (a) through (c) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that (x) if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) if such Equity Interest is held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollar” and “$” mean lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, to human health and safety, or the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published by the LIBOR Index Source (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)           for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, or a comparable or successor rate which rate is approved by the Administrative Agent, as published by the LIBOR Index Source (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to such date for Dollar deposits with a term of one month commencing on the date of determination of such interest rate;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice and consistent with Section 3.03(c) (to the extent applicable); provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means (i) any Unrestricted Subsidiary, (ii) any Foreign Subsidiary, (iii)  any Subsidiary of a Foreign Subsidiary that is a CFC, (iv) any CFC Holdco, (v) any Subsidiary that is not a Wholly-Owned Restricted Subsidiary, (vi) any Subsidiary that is subject to regulation as an insurance company, (vii) any Receivables Financing SPC, (viii) any Subsidiary acquired after the Closing Date that is prohibited by applicable Law or by any contractual obligation existing at the time of such acquisition thereof (so long as such prohibition is not created in contemplation of such acquisition) from guaranteeing the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guaranty and such consent, approval, license or authorization not has been received after such Subsidiary’s commercially reasonable efforts to obtain such consent, approval, license or authorization and (ix) not-for-profit Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties and any keepwell, support or other agreement for the benefit of such Guarantor) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 9, 2016 (as amended, modified, extended, restated, amended and restated, replaced or supplemented from time to time, including on or prior to the date hereof) by and among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders.

“Existing Joint Ventures” means Lamb Weston/Meijer v.o.f., Lamb Weston/RDO Frozen and LW Hydro, LLC.

“Farm Credit Equities” has the meaning specified in Section 7.11(a).

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing reasonably selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee letter dated as of May 28, 2019 by and between the Borrower and NWFCS.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower (or any other officer reasonably acceptable to the Administrative Agent).

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries, which period shall be the annual period ending on the last Sunday in May of each year, as may be changed in accordance with Section 8.03(b).

“Foreign Asset Sale” has the meaning specified in Section 2.05(b)(iii).

“Foreign Lender” means a Lender that is not a U.S. Person.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Recovery Event” has the meaning specified in Section 2.05(b)(iii).

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any State of the United States or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Basel Committee on Banking Supervision or any successor or similar authority thereto).

“Guarantee” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means, collectively, (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.10 or otherwise, and (c) with respect to (i) obligations under any Secured Hedge Agreement, (ii) obligations under any Secured Cash Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower (to the extent not the direct obligor with respect thereto).

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all substances, materials or wastes of any nature, which can give rise to liability under or that is regulated pursuant to any Environmental Law.

“Hedge Bank” means a party to a Swap Contract with a Loan Party or any Restricted Subsidiary that is the Administrative Agent, a Lender or a Voting Participant or an Affiliate of the Administrative Agent, a Lender or a Voting Participant on the Closing Date or at the time such Swap Contract is entered into (whether such Person thereafter ceases to be the Administrative Agent, a Lender or a Voting Participant or any Affiliate of the Administrative Agent, a Lender or a Voting Participant).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Incremental Term Loan” means any loans made pursuant to any Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” means, as to any Lender, its obligation to make its portion of an Incremental Term Loan to the Borrower pursuant to Section 2.01(b) in the principal amount set forth in the applicable Additional Credit Extension Amendment.

“Incremental Term Loan Lenders” has the meaning specified in Section 2.01(b).

“Incremental Term Loan Maturity Date” means the final maturity date for such Incremental Term Loan as set forth in the applicable Additional Credit Extension Amendment.

“Indebtedness” means, as of any date of determination with respect to any Person, without duplication:  (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) the maximum amount available to be drawn under letters of credit (including standby and commercial) and bankers’ acceptances, including unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all Attributable Indebtedness and Capital Lease Obligations and attributable indebtedness under synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments, and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet; (f) all Disqualified Equity Interests issued by such Person; (g) all net obligations of such Person under Swap Contracts; (h) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (g) above of another person; (i) all Indebtedness of the type specified in clauses (a) through (h) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations; and (j) all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity) in which such Person is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means the Copyrights, Trademarks and Patents (each with the meaning specified in the Security Agreement).

“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of the date hereof, among Bank of America, N.A., as collateral agent and administrative agent for the Credit Agreement Secured Parties (as defined therein), NWFCS, as the Additional First Lien Agent, as Authorized Representative (as defined therein) for the Initial Additional First Lien Secured Parties (as defined therein), and acknowledged and agreed by the Borrower and the other Grantors (as defined therein) party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one week or one, two, three or six months thereafter (or, subject to availability to all affected Lenders, twelve months), as selected by the Borrower in its Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           except in the case of an Interest Period of one week, any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the applicable Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Grade Rating” shall exist at any time that the Borrower’s long-term non-credit enhanced debt is rated at least Baa3 by Moody’s and at least BBB- by S&P (or, if either such Rating Agency shall cease to provide such a rating, an equivalent rating from a replacement Rating Agency).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Subsidiary in accordance with the provisions of Section 7.10 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Latest Maturity Date” means, at any time, the then latest Maturity Date of any Loan or Commitment hereunder.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“LCA Election” has the meaning specified in Section 1.06.

“LCA Test Date” has the meaning specified in Section 1.06.

“Lenders” means the Term A Lenders and/or the Incremental Term Loan Lenders, as the context may require.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices, branch or Affiliate of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.  Unless the context otherwise requires each reference to any such Person shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“LIBOR Index Source” means the ICE Benchmark Administration (or any successor thereto or any other readily available service selected by the Administrative agent that has been approved by the ICE Benchmark Administration as an authorized information vendor for purposes of displaying rates).

“LIBOR Replacement Rate” has the meaning given to such term in Section 3.03(c).

“LIBOR Scheduled Unavailability Date” has the meaning given to such term in Section 3.03(c).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Borrower or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Borrower or its Restricted Subsidiaries to the seller or target if financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement in respect thereof.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of the Term A Loan or an Incremental Term Loan.

“Loan Documents” means this Agreement, the Perfection Certificate, each Joinder Agreement, each Note, the Collateral Documents, each Additional Credit Extension Amendment, the Intercreditor Agreement and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of a Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loan Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents taken as a whole; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000.  For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Material Restricted Subsidiary” means any Restricted Subsidiary (other than a Receivables Financing SPC) with assets of $10,000,000 or more; provided that if the aggregate amount of assets of all Restricted Subsidiaries (other than a Receivables Financing SPC) that would not be Material Restricted Subsidiaries as a result of the foregoing threshold would exceed $50,000,000, the Borrower will designated such of such Restricted Subsidiaries as selected by the Borrower to be Material Restricted Subsidiaries so that such aggregate threshold for all Restricted Subsidiaries (other than a Receivables Financing SPC) is not exceeded.

“Maturity Date” means the Term A Maturity Date and/or the Incremental Term Loan Maturity Date, as the context may require; provided, however, that, in each case, if such date is not a Business Day, the applicable Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale, (a) the cash proceeds received in respect of such Asset Sale including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses paid or payable to third parties (other than Affiliates) in connection with such Asset Sale, (ii) the amount of all payments required to be made as a result of such Asset Sale to repay Indebtedness (other than Loans and Indebtedness secured on a pari passu or junior basis to the Loans) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such Asset Sale occurred or the next succeeding year and that are directly attributable to such Asset Sale (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“NWFCS” means Northwest Farm Credit Services, PCA and its successors.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, (a) any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) any Loan Party or any Restricted Subsidiary under any Secured Cash Management Agreement or Secured Hedge Agreement, in all cases, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to any Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Perfection Certificate” means the Perfection Certificate, dated as of the Closing Date, delivered to the Administrative Agent by the Loan Parties in connection with this Agreement.

“Permitted Acquisition” means (i) any acquisition of all or substantially all the assets or a business unit of any Person by the Borrower or a Restricted Subsidiary and (ii) any acquisition of Equity Interests of any Person (including any Existing Joint Venture) that, following such acquisition, will be a Restricted Subsidiary so long as (x) no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom; (y) the Borrower shall be in compliance on a Pro Forma Basis with Section 8.11 immediately after giving effect to such acquisition or investment and any related transactions and (z) the aggregate consideration in respect of all such acquisitions and investments by Loan Parties in assets that are not owned by Loan Parties or in Equity Interests in persons that are not Guarantors or will not become Guarantors in compliance with Section 7.10 (excluding any such investments in connection with acquisitions of Equity Interests of Existing Joint Ventures), shall not exceed the greater of $100,000,000 and 4.5% of Consolidated Total Assets as shown on or determined in accordance with the most recent financial statements of the Borrower delivered pursuant to Section 7.01(a) or (b).

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with Section 7.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 7.04;

(c)                                  pledges and deposits under workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments (or appeal or surety bond relating to such judgments) that do not constitute an Event of Default under Section 9.01(k);

(f)                                   easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by the Borrower or any Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)                                  minor imperfections in title that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any Subsidiary; and

(h)                                 with respect to any Foreign Subsidiary, other Liens arising mandatorily by Law under the laws of the jurisdiction under which such Foreign Subsidiary is organized;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Intercreditor Agreement” means with respect to any Refinancing Debt (or Permitted Refinancing Indebtedness in respect thereof) that (i) is intended to be secured on a pari passu basis with the Obligations, an intercreditor agreement substantially in the form of Exhibit G-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent, between the Administrative Agent, such other holders of pari passu Indebtedness party thereto and the holders of such Refinancing Debt (or Permitted Refinancing Indebtedness in respect thereof) or collateral agent therefor and (ii) is intended to be secured on a junior priority basis to the Obligations, an intercreditor agreement substantially in the form of Exhibit G-2, or otherwise in form and substance reasonably acceptable to the Administrative Agent, between the Administrative Agent and the holders of such Refinancing Debt (or Permitted Refinancing Indebtedness in respect thereof) or collateral agent therefor, in each case, with such changes thereto as may be reasonably agreed between the Borrower and the Administrative Agent.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Restricted Subsidiary permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Receivables Financing” means any one or more receivables financings in which (a) any Loan Party or any Restricted Subsidiary (i) conveys or sells any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable or residuals (collectively, together with certain property relating thereto and the right to collections thereon and any proceeds thereof, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Borrower (with respect to any such transaction, the “Receivables Financier”), (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (b) any Loan Party or any Restricted Subsidiary sells, transfers, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (i) conveys or sells any such Transferred Assets (or an interest therein) to another Receivables Financier, (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to such Receivables Financier; provided that, as to either clause (a) or (b), (A) the aggregate Attributed Principal Amount for all such financings shall not at any one time exceed $100,000,000 and (B) such financings shall not involve any recourse to any Loan Party or any Restricted Subsidiary (other than a Receivables Financing SPC) for any reason other than (1) repurchases of non-eligible assets, (2) indemnifications for losses or dilution other than credit losses related to the Transferred Assets, (3) any obligations not constituting Indebtedness under servicing arrangements for the receivables, (4) any interest rate swaps or currency swaps permitted hereunder and entered into in connection with a Permitted Receivables Financing on a “back to back” basis with swaps entered into by a Receivables Financing SPC or (5) representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a “non-recourse” receivables financing.

“Permitted Refinancing Indebtedness” means (x) Indebtedness incurred by the Borrower or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness of the Borrower or any Restricted Subsidiary, including any previously issued Permitted Refinancing Indebtedness, so long as:

(1)                                 the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness being so Refinanced (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on such Refinanced Debt, plus (c) the amount of any reasonable tender or redemption premium paid thereof or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any reasonable costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;

(2)                                 such Permitted Refinancing Indebtedness has a:

(a)                                 Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b)                                 final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the then Latest Maturity Date);

(3)                                 to the extent such Permitted Refinancing Indebtedness (a) Refinances Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the applicable Refinanced Debt, (b) is secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations at least to the same extent as the applicable Refinanced Debt or (c) is secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on no less favorable terms (taken as a whole) to the Lenders than the terms applicable to the Liens securing the Refinanced Debt (taken as a whole);

(4)                                 such Permitted Refinancing Indebtedness shall not be secured by any assets or property of the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof); and

(5)                                 in the case of Permitted Refinancing Indebtedness in respect of Indebtedness originally incurred pursuant to clause (f) or (s) of Section 8.01, the covenants and events of default contained in the agreements governing such Permitted Refinancing Indebtedness are not, taken as a whole, materially more restrictive on the Borrower and its Restricted Subsidiaries (as determined in good faith by a Responsible Officer of the Borrower) than the terms of this Agreement unless the Borrower enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders;

provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor that Refinances Indebtedness of the Borrower or a Guarantor, and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under Section 8.01(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 7.01.

“Prime Rate” means, at any time, the rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 75% of the United States’ 30 largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to any Borrower or any other Loan Party.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions occurring prior to the end of the applicable measurement period (and, except for purposes of determining whether an Event of Default has occurred and is continuing under Section 8.11, following the last day of such measurement period and on or prior to the applicable date of determination) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant and:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Subsidiaries or any division or line of business, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, any cost savings adjustments in connection therewith shall be subject to the limitations set forth in clause (b)(iv) of the definition of “Consolidated EBITDA.”

“Public Lender” has the meaning specified in Section 7.01.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Rating Agency” means each of Moody’s and S&P; provided that if either such agency shall cease to provide ratings of the Borrower’s long-term non-credit enhanced debt, then such term shall also include any replacement credit ratings agency that is reasonably satisfactory to the Borrower and the Administrative Agent.

“Receivables Financier” has the meaning set forth in the definition of “Permitted Receivables Financing.”

“Receivables Financing SPC” means (1) a wholly-owned direct Subsidiary of a Loan Party which engages in no activities other than in connection with the financing of Transferred Assets pursuant to a Permitted Receivables Financing that meets the following criteria:  (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to customary securitization undertakings, (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to customary securitization undertakings) or (iii) subjects any property or asset (other than the Transferred Assets) of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary securitization undertakings, (b) with which neither the Borrower nor any of its other Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Financing documentation (including with respect to the servicing of the accounts receivable and related assets and the administration of the Receivables Financing SPC)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (2) each general partner of any such Subsidiary described in clause (1) that meets all of the criteria set forth in clause (1).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Refinancing Debt” means any Indebtedness of the Borrower (which may be guaranteed by the Guarantors) issued for cash consideration to the extent that the net cash proceeds therefrom (after payment of fees and expenses in connection with the offering or issuance) are applied to prepay Term Loans within three Business Days of receipt thereof; provided that (i) Indebtedness shall not provide for scheduled amortization in excess of 5% per annum of the original principal amount thereof prior to the 91st day following the Latest Maturity Date at such time, (ii) the covenants and events of default contained in the agreements governing such Indebtedness are not, taken as a whole, materially more restrictive on the Borrower and its Restricted Subsidiaries (as determined in good faith by a Responsible Officer of the Borrower) than the terms of this Agreement unless the Borrower enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders, (iii) such Indebtedness shall not be guaranteed by any Subsidiary of the Borrower that is not a Loan Party and (iv) such Indebtedness shall either be unsecured or, pursuant to a Permitted Intercreditor Agreement, shall be secured on a pari passu basis with the Obligations or a junior priority basis to the Obligations.

“Refinancing Term Loans” means Incremental Term Loans that are designated as “Refinancing Term Loans” in the applicable Additional Credit Extension Amendment; provided that the Borrower applies an amount equal to the net cash proceeds therefrom within three Business Days of receipt to prepay Term Loans.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building structure, facility or fixture.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Request for Credit Extension” means a Loan Notice.

“Required Lenders” means, at any time, Lenders having more than 50% of the Commitments or, if the Commitments have been terminated, the outstanding Term Loans; provided, however, with respect to economic changes affecting only one Term Loan, “Required Lenders” for such Term Loan shall be calculated with respect to Lenders of such Term Loan only.  The portion of the outstanding Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.  With respect to any matter requiring the approval of the Required Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 11.06(e) as to such matter.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (or any other officer reasonably acceptable to the Administrative Agent), and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party (or any other officer reasonably acceptable to the Administrative Agent) and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any Restricted Subsidiary.

“Restricted Subsidiaries” means the Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“RMB” means lawful currency of the People’s Republic of China.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant governmental sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Security Agreement” means the security agreement, dated as of the Closing Date, executed by the Borrower and the Guarantors in favor of the Administrative Agent for the benefit of the holders of the Obligations, as amended, modified, restated or supplemented from time to time; provided that at all times after a Collateral Reinstatement Date, “ Security Agreement” shall be deemed to refer to any new security agreement required to be delivered with respect to such Collateral Reinstatement Date pursuant to Section 7.10.

“Senior Notes” means up to $1,666,000,000 aggregate principal amount of (i) 4.625% senior notes due 2024 and (ii) 4.875% senior notes due 2026, in each case, issued by the Borrower on November 9, 2016.

“Solvent” means, in reference to the Loan Parties, that the fair value of all assets of the Loan Parties (taken as a whole), measured on a going concern basis, exceeds all probable liabilities of the Loan Parties (taken as a whole), including those to be incurred pursuant to this Agreement.

“Specified Event of Default” means an Event of Default under Section 9.01(a), (b), (h), or (i).

“Specified Indebtedness” means (i) Subordinated Indebtedness (other than Subordinated Indebtedness owing to the Borrower or a Restricted Subsidiary), (ii) the Senior Notes, (iii) any Indebtedness issued pursuant to Section 8.01(f) and (iv) any Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clauses (i) through (iii) above.

“Specified Loan Party” has the meaning specified in Section 4.08.

“Specified Representations” means the representations and warranties with respect to the Borrower and the Guarantors set forth in the first sentence of Section 6.01 and Sections 6.02, 6.03, 6.12, 6.13, 6.16 and 6.17.

“Specified Sales” means Dispositions of (a) inventory and materials in the ordinary course of business, (b) surplus, obsolete or worn-out property or assets, (c) cash or Cash Equivalents, (d) Equity Interests or Indebtedness of Unrestricted Subsidiaries, (e) accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and (f) property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied substantially concurrently with such Disposition to the purchase price of similar replacement property.

“Specified Transaction” means any of the following:  (i) any investment by the Borrower or any Restricted Subsidiary in any Person (including any Permitted Acquisition) other than a Person that was a Wholly-Owned Restricted Subsidiary on the first day of such period involving (w) an investment in an Unrestricted Subsidiary, (x) the acquisition of a new Restricted Subsidiary or interest in a joint venture, (y) an increase in the Borrower’s and its Restricted Subsidiaries’ consolidated economic ownership of a Restricted Subsidiary or (z) the acquisition of a product line or business unit, (ii) any Disposition involving (x) the disposition of Equity Interests of a Subsidiary or joint venture (other than to the Borrower or a Subsidiary) or (y) the disposition of a product line or business unit, (iii) any incurrence or repayment of Indebtedness (in each case, other than revolving indebtedness in the ordinary course of business under revolving credit facilities), (iv) any Restricted Payment in respect of the Borrower’s Equity Interests, (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or designation of an Unrestricted Subsidiary to be a Restricted Subsidiary and (vi) any other transaction specifically required to be given effect to on a Pro Forma Basis.

“Subordinated Indebtedness” of the Borrower or any Restricted Subsidiary means any Indebtedness of such Person the payment and priority of which is contractually subordinated to payment of the Obligations with customary payment blockage and other provisions and having a maturity no earlier than the date which is ninety-one (91) days after the latest Maturity Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  It is understood that no Existing Joint Venture (i) is a Subsidiary as of the Closing Date or (ii) shall be deemed a Subsidiary until such time as (x) the Borrower gains greater control over and/or ownership of such Existing Joint Venture and (y) it meets the test set forth above.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Lender” means any Person that has a Term A Loan Commitment or portion of the Outstanding Amount of the Term A Loan, each other Person that becomes a “Term A Lender” in accordance with this Agreement and their successors and assigns.

“Term A Loan” has the meaning specified in Section 2.01(a).

“Term A Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Loan Commitments of all of the Lenders as in effect on the Closing Date is $300,000,000.

“Term A Maturity Date” means June 28, 2024.

“Term Loan” means a Term A Loan and/or any Incremental Term Loan, as the case may be.

“Transactions” means collectively (a) the execution, delivery and performance by the Loan Parties of this Agreement, (b) the Borrowing of Loans and other Credit Extensions on the Closing Date and (c) the repayment of $300,000,000 in principal of the Term A Loan outstanding under (and as defined in) the Existing Credit Agreement on the Closing Date.

“Transferred Assets” has the meaning set forth in the definition of “Permitted Receivables Financing.”

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower designated by the Borrower as such in writing in accordance with Section 7.10(e); it being understood and agreed that (i) the term “Unrestricted Subsidiary” shall include all Subsidiaries of any such designated Subsidiary, and (ii) any Unrestricted Subsidiary may subsequently be designated by the Borrower as a Restricted Subsidiary subject to the terms of Section 7.10(e).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Participant” has the meaning specified in Section 11.06(e).

“Voting Participant Notification” has the meaning specified in Section 11.06(e).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.  For purposes of clarification, Indebtedness which by its terms is convertible into Equity Interests is not “Voting Stock.”

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary 100% of the Equity Interests of which (other than director’s qualifying shares) are directly or indirectly owned by the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined under Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02                        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules

to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  Except to the extent disclosed in the footnotes to the financial statements delivered pursuant to Section 7.01, the Borrower will provide a written summary of material changes in GAAP applicable to it and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.01. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that under GAAP as of the Closing Date for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial ratios (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.

1.04                        Rounding.

Any financial ratios pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Limited Condition Acquisitions.

Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred and is continuing or would result therefrom) in connection with a transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom and whether any representations or warranties are true and correct (other than the Specified Representations), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive Fiscal Quarter period for which financial statements have been delivered pursuant to Section 7.01(a) or (b) prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such ratios and provisions shall be deemed to have been complied with.  For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related specified transactions.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition (other than for purposes of determining whether an Event of Default has occurred under Section 8.11) is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated  (1) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (2) on a Pro Forma Basis but without giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and use of proceeds thereof).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Term Loans.

(a)                                 Term A Loans.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a term loan (each such loan, a “Term A Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term A Loan Commitment.  Amounts repaid on the Term A Loan may not be reborrowed.  The Term A Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  The Term A Loan Commitments shall terminate upon the funding of the Term A Loans and, if not previously terminated, shall in any event terminate no later than 5:00 p.m. on the Closing Date.

(b)                                 Incremental Commitments.

(1)                                 The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments not to exceed $100,000,000 from one or more Eligible Assignees, in each case, that is a Farm Credit Lender (which, in each case, may include any existing Lender (but no such Lender shall be required to participate in any such Incremental Term Loan without its consent) and shall be subject to such consents, if any, as would be required in connection with an assignment of a Term Loan to such Person) willing to provide such Incremental Term Loans in their sole discretion (such Lenders, the “Incremental Term Loan Lenders”).  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in a minimum amount of $10,000,000 and minimum increments of $10,000,000, or remaining permitted amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) whether the Incremental Term Loans to be borrowed pursuant to such Incremental Term Loan Commitments are to be an increase in any existing Class of Term Loans or a new Class of Term Loans and (iii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall, unless otherwise agreed by the Administrative Agent, be not less than ten Business Days after the date such notice is delivered).

(2)                                 The Loan Parties, the Administrative Agent and any other Person whose consent is required as provided above shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment.  Each Additional Credit Extension Amendment pursuant to this clause (d) shall specify the terms of the applicable Incremental Term Loans; provided that:

(i)                                     the Incremental Term Loans shall not be guaranteed by any Subsidiaries of the Borrower that do not guarantee the existing Loans and shall be secured on a pari passu basis by the same Collateral (and no additional collateral) securing the then existing Obligations;

(ii)                                  (A) the Maturity Date of any Incremental Term Loans shall be no earlier than the then Latest Maturity Date and (B) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then outstanding Class of Term Loans;

(iii)                               no Incremental Term Loan shall participate on a greater than pro rata basis with the then outstanding Term Loans in any mandatory prepayment;

(iv)                              Incremental Term Loans shall have such interest rates, optional prepayment provisions and fees as may be agreed between the Lenders providing the applicable Incremental Term Loan Commitments and the Borrower (except that any Incremental Term Loans forming an addition to an existing Class of Term Loans shall have the same interest rates, optional prepayment provisions and fees (other than upfront fees) as the applicable existing Class of Term Loans);

(v)                                 subject to the above, any Incremental Term Loans shall be on terms and pursuant to documentation to be determined by the Borrower and the Lenders providing such Incremental Term Loan; provided that, the terms applicable to any such Incremental Term Loans (except as expressly permitted above and except for covenants or other provisions applicable only to periods after the then Latest Maturity Date) are not, taken as a whole, materially more restrictive to the Borrower and its Restricted Subsidiaries, than the terms applicable to the then outstanding Commitments and Loans, as reasonably determined by the Borrower (except to the extent that this Agreement is amended (which shall not require the consent of any Lender) to incorporate such more restrictive provisions for the benefit of the then existing Lenders); and

(vi)                              subject to Section 1.06, no Incremental Term Loan Commitment shall become effective under this Section 2.01(b) unless (w) no Default or Event of Default shall exist giving pro forma effect to such Incremental Term Loan Commitment and the incurrence of Indebtedness thereunder and use of proceeds therefrom; (x) the conditions set forth in clauses (a) and (b) of Section 5.02 are satisfied whether or not a Credit Extension is made on such date (and, only to the extent a Borrowing is made on such date, clause (c) is required to be complied with); (y) on a Pro Forma Basis, giving effect to such Incremental Term Loans and the incurrence of Indebtedness thereunder (assuming that such commitments are fully drawn on such date) and use of proceeds therefrom, the Borrower would be in compliance with Section 8.11 and (z) the Administrative Agent shall have received documents and legal opinions as to such matters as are reasonably requested by the Administrative Agent.

Upon any increase of any existing Class of Term Loans, the Lenders shall take any action as may be reasonably required by the Administrative Agent to ensure that the Borrowings of such Class are held by the Lenders of such Class on a pro rata basis in accordance with the respective amount of Term Loans of such Class held by each Lender.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans denominated in Dollars or of any conversion of Eurodollar Rate Loans denominated in Dollars to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv)

the Class and Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (or, if later, two hours after delivery by the Borrower to the Administrative Agent of the applicable Loan Notice), on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans denominated in Dollars be converted immediately to Base Rate Loans, on the last day of the then current Interest Period with respect thereto.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to the Loans.

(f)                                   Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03                        [Reserved].

2.04                        [Reserved].

2.05                        Prepayments.

(a)                                 Voluntary Prepayments of Loans.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans of any Class in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iv) any prepayment of the Term Loans shall be in such proportions as the Borrower shall elect and each such prepayment shall be applied as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to the remaining principal amortization payments of the applicable Term Loan; and (v) any such notice may be conditioned on the effectiveness of other financing arrangements or one or more other transactions.  Each such notice shall specify the date and amount of such prepayment and the Class and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to the occurrence of any condition(s) specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the applicable Class of Loans being prepaid of the applicable Lenders in accordance with their respective Applicable Percentages for such Class.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     Asset Sales and Recovery Events.  (A) Promptly following any Asset Sale or series of Asset Sales which causes the aggregate Net Cash Proceeds received from all Asset Sales during such Fiscal Year to exceed $20,000,000, the Borrower shall prepay Term Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds in excess of $20,000,000 derived from all such Asset Sales (such prepayment to be applied as set forth in clause (ii) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent (1) the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to acquire assets used or useful in its business or to make Permitted Acquisitions, and (2) such reinvestment or Permitted Acquisition is consummated within three hundred and sixty-five (365) days (or if the Borrower or any Restricted Subsidiary has entered into a binding agreement to make such Permitted Acquisition within such 365 day period, such period shall be extended for an additional 180 days with respect to the portion of such Net Cash Proceeds so committed to be reinvested or applied in such acquisition) of receipt of the Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to repay the Loans immediately thereafter and (B) to the extent of cash proceeds received in connection with a Recovery Event which are in excess of $20,000,000 in the aggregate and which are not used to acquire fixed or capital assets used or useful in its business within three hundred sixty-five (365) days (as such period may be extended pursuant to the foregoing clause (A)(2) above) of the receipt of such cash proceeds, the Borrower shall prepay Term Loans in an aggregate amount equal to one hundred percent (100%) of such cash proceeds net of all third-party costs incurred to obtain such cash proceeds (such prepayment to be applied as set forth in clause (ii) below); provided, further, that in the event that any Indebtedness (including Refinancing Debt) is then outstanding that is secured on a pari passu basis, up to a pro rata portion of such Net Cash Proceeds (based on the respective principal amount of Term Loans and other Indebtedness, respectively, then outstanding), may be applied to prepay such Indebtedness to the extent required hereby.

(ii)                                  Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied, ratably to the Term Loans of each Class (and to the remaining principal amortization payments thereof as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to the remaining principal amortization payments of the applicable Term Loan).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(iii)                               Limitation of Prepayment Obligations.  Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (each such Asset Sale a “Foreign Asset Sale”) or the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary (each such Recovery Event a “Foreign Recovery Event”) are prohibited or delayed by applicable foreign Law of such Foreign Subsidiary from being repatriated to the Borrower, the prepayment otherwise required hereunder will not be required in respect of any amount equal to the portion of such Net Cash Proceeds so affected at the time provided in Section 2.05(b)(i), but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law of such Foreign Subsidiary will not permit repatriation to the Borrower or any Domestic Subsidiary (the Borrower hereby agreeing to use, and cause its Subsidiaries to use, commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of Term Loans pursuant to this Section 2.05 or (ii) to the extent that the Borrower has determined in good faith, after consultation with the Administrative Agent, that repatriation to the Borrower or any Domestic Subsidiary of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Net Cash Proceeds of any Foreign Recovery Event attributable to Foreign Subsidiaries would have material (as reasonably determined by the Borrower) adverse tax consequences (including by way of reduction in tax attributes) with respect to such Net Cash Proceeds, the prepayment otherwise required hereunder will not be required in respect of any amount equal to the portion of such Net Cash Proceeds so affected at the time provided in Section 2.05(b)(i), but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable adverse tax consequences with respect to such Net Cash Proceeds remain (the Borrower hereby agreeing to use commercially reasonable efforts to overcome or eliminate any adverse tax consequences), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds would no longer have material (as reasonably determined by the Borrower) adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Obligations pursuant to this Section 2.05.

2.06                        [Reserved].

2.07                        Repayment of Loans.  The Borrower shall repay the outstanding principal amount of the Term A Loan in equal quarterly installments of $3,750,000 on the last Business Day of each March, June, September and December, beginning with September 30, 2019 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), with the outstanding principal balance of the Term A Loan due on the Term A Maturity Date, unless accelerated sooner pursuant to Section 9.02.

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

(a)                                 The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times separately agreed in writing.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                                 The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under 2.08(b) or under Article IX.  The Borrower’s obligations under this paragraph shall survive the termination of the aggregate Commitments and the repayment of all other Obligations hereunder.

2.11                        Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Class, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Loan Parties shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        [Reserved].

2.15                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Sections 2.09(a)(i), 2.09(a)(ii) or 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent, a Loan Party or other applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party, the Administrative Agent or other applicable withholding agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both U.S. federal backup withholding and withholding taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party, the Administrative Agent or other applicable withholding agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) the applicable withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (1) set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below or (2) required by applicable Law other than the Internal Revenue Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than penalties, interest, or charges attributable to bad faith, gross negligence or willful misconduct on the part of the Recipient) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to make or continue Eurodollar Rate Loans, or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the

Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice by the Borrower, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

(a)                                 If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks for the applicable amount and Interest Period of such Eurodollar Rate Loan or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                                 Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof

(c)                                  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, but without limiting Sections 3.03(a) and (b) above, if the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), or the Borrower or the Required Lenders notify the Administrative Agent (with in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) shall have determined (which determination likewise shall be final and conclusive and binding upon all parties hereto), that (i) the circumstances described in Section 3.03(a)(i) or (ii) have arisen and that such circumstances are unlikely to be temporary, (ii) the relevant administrator of the LIBOR Index Source or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Index Source shall no longer be made available, or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or (iii) syndicated credit facilities among national and/or regional banks active in leading and participating in such facilities currently being executed, or that include language similar to that contained in this Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new interest rate to replace the LIBOR Index Source for determining interest rates for loans, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with an alternate rate of interest, giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative rates of interest (any such proposed rate, a “LIBOR Replacement Rate”), and make such other related changes to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent in consultation with the Borrower, to effect the provisions of this Section 3.03(c) (provided, that any definition of the LIBOR Replacement Rate shall specify that in no event shall such LIBOR Replacement Rate be less than zero for purposes of this Agreement) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.  The LIBOR Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower (it being understood that any such modification to application by the Administrative Agent made as so determined shall not require the consent of, or consultation with, any of the Lenders).  For the avoidance of doubt, the parties hereto agree that unless and until a LIBOR Replacement Rate is determined and an amendment to this Agreement is entered into to effect the provisions of this Section 3.03(c), if the circumstances under clauses (i) and (ii) of this Section 3.03(c) exist, the provisions of Section 3.03(a) shall apply.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than any loss of Applicable Rate or other profit) incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or the

Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out of pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01                        The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations, other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative

Agent and each other holder of the Obligations on demand for all reasonable and documented out of pocket costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04                        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations (other than contingent obligations for which no claim has been asserted) have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated.  For purposes of this Section 4.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) “Guaranteed Obligations” shall mean the Obligations guaranteed by the Guarantors pursuant to this Article IV.  This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Guaranteed Obligations.

4.07                        Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

4.08                        Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations (other than contingent obligations for which no claim has been asserted) have been paid in full.  Each Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)                                 Receipt by the Administrative Agent (or in the case of possessory Collateral, Bank of America, N.A., as bailee) of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     Executed Loan Documents.  Executed counterparts of this Agreement, the Intercreditor Agreement and such other Loan Documents as reasonably requested by the Administrative Agent, in each case, properly executed by a Responsible Officer of the signing Loan Party and each Lender.

(ii)                                  Security Documents.  Counterparts of the Security Agreement executed by a Responsible Officer of each Loan Party together with:

(A)                               UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral, perfection in which is effectuated through the filing of a UCC financing statement;

(B)                               all certificates evidencing any certificated Equity Interests and all promissory notes evidencing Indebtedness, in each case, subject to the Intercreditor Agreement and to the extent pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers or other instruments of transfer attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion);

(C)                               duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered and applied for Intellectual Property of the Loan Parties; and

(D)                               a duly executed Perfection Certificate and copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the security documents (other than Permitted Liens).

(iii)                               Evidence of Insurance.  Copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, endorsements naming the Administrative Agent as additional insured (in the case of liability insurance) or lender loss payee (in the case of hazard insurance) on behalf of the Lenders.

(iv)                              Closing Certificate.  A certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied.

(v)                                 Opinions of Counsel.  Favorable opinions of (i) Jones Day and (ii) Carney Badley Spellman, P.S., addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(vi)                              Organization Documents, Resolutions, Etc.

(A)                               copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(B)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(C)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing (to the extent applicable) and qualified to engage in business in its state of organization or formation.

(b)                                 The Lenders shall have received the Audited Financial Statements and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Quarters ended August 26, 2018, November 25, 2018 and February 24, 2019 and the related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarters.

(c)                                  Receipt by the Administrative Agent, the Arranger and the Lenders of any fees required to be paid on or before the Closing Date.

(d)                                 The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e)                                  The Administrative Agent shall have received evidence satisfactory to it that the Transactions shall have been consummated (or shall be consummated substantially concurrently with the funding of the Loans on the Closing Date).

(f)                                   The Borrower and each of the Guarantors shall have provided documentation and other information reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Lenders as they reasonably determine is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five Business Days prior to the Closing Date.

(g)                                  The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower shall have entered into a membership agreement with NWFCS that obligates the Borrower to acquire at least $1,000 of equity in Northwest Farm Credit Services, PCA.

(h)                                 The Administrative Agent shall have received such consents, amendments or waivers, if any, that are necessary to prevent a default or event of default under the Existing Credit Agreement as a result of entering into this Agreement and the Loan Documents.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects (except when qualified as to materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (except when qualified as to materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) (provided that this clause (a) shall apply to (x) any extensions of credit pursuant to an Incremental Term Loan only to the extent provided in Section 2.01(b) and the applicable Additional Credit Extension Amendment and (y) any Incremental Term Loan to be used to consummate a Limited Condition Acquisition as provided in Section 1.06).

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof (provided that this clause (b) shall apply to (x) any extensions of credit pursuant to an Incremental Term Loan only to the extent provided in Section 2.01(b) and the applicable Additional Credit Extension Amendment and (y) any Incremental Term Loan to be used to consummate a Limited Condition Acquisition as provided in Section 1.06).

(c)                                  The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01                        Organization; Powers.

(a) (i) Each Loan Party and (ii) each other Restricted Subsidiary, except, in the case of clause (ii), where the failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization, (b) each of the Borrower and its Restricted Subsidiaries has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Schedule 6.01 sets forth, as of the Closing Date, (i) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (ii) a true and complete listing of each class of each Loan Party (other than the Borrower) and each Subsidiary’s authorized Equity Interests, of which all of such issued shares are (to the extent such concepts are relevant with respect to such ownership interests) validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 6.01, and (iii) the type of entity of the Borrower and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

6.02                        Authorization; Enforceability.

The Transactions are within each Loan Party’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational action and, if required, stockholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

6.03                        Governmental Approvals; No Conflicts.

The Transactions (a) except as could not reasonably be expected to have a Material Adverse Effect, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and the filing of one or more current reports on Form 8-K with respect to the Transactions, (b) except as could not reasonably be expected to have a Material Adverse Effect, will not violate any Law applicable to the Borrower or any of its Restricted Subsidiaries, (c) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets (except those as to which waivers or consents have been obtained), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents and/or other Permitted Liens.

6.04                        Financial Condition; No Material Adverse Change.

(a)                                           The Borrower has heretofore furnished to the Lenders the Audited Financial Statements.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries for the period covered thereby in accordance with GAAP.

(b)                                           The Borrower has heretofore furnished to the Lenders the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Quarters ended August 26, 2018, November 25, 2018 and February 24, 2019 and the related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarters.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower for the periods covered thereby in accordance with GAAP.

(c)                                            Since May 27, 2018, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect (excluding for the avoidance of doubt, the Transactions).

6.05                        Properties.

(a)                                           Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and all such property is free of all Liens other than Permitted Liens.

(b)                                           The Borrower and each of its Restricted Subsidiaries owns, has the legal right to use or is licensed to use, Intellectual Property used or held for use in or otherwise necessary to its business as currently conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower or any of its Restricted Subsidiaries, the operation of their respective businesses by the Borrower and its Restricted Subsidiaries does not infringe upon or violate the rights of any other Person except for such infringements or violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.06                        Litigation and Environmental Matters.

(a)                                           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) as of the Closing Date, that involve this Agreement or the Transactions.

(b)                                                 Except for any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) none of the Borrower or any of its Restricted Subsidiaries has received any written or actual notice of any claim or legal action with respect to any Environmental Liability or has knowledge or reason to believe that any such notice will be received or is threatened and (ii) none of the Borrower or any of its Restricted

Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

6.07                        Compliance with Laws.

Each of the Borrower and its Restricted Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.08                        Investment Company Status.

Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.09                        Taxes.

Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect.

6.10                        ERISA.

No ERISA Event has occurred within the previous five (5) years or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

6.11                        Disclosure.

None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) or delivered hereunder, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed, when taken as a whole, to be reasonable at the time delivered. Notwithstanding anything contained in this Section 6.11, the parties hereto acknowledge and agree that uncertainty is inherent in any forecasts and projections and that such forecasts and projections do not constitute guarantees of future performance and that actual results may differ from projected results and that such differences may be material.

6.12                        Solvency.

(a)                                           As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date, the Loan Parties, taken as a whole on a consolidated basis, are and will be Solvent.

(b)                                           The Loan Parties on a consolidated basis, will not (i) have unreasonably small capital in relation to the business in which they are engaged or (ii) have incurred, or believe that they will have incurred after giving effect to the transactions contemplated by this Agreement, Indebtedness beyond their ability to pay such Indebtedness as it becomes due.

6.13                        Security Interests in Collateral.

As of the Closing Date and at all times thereafter except during a Collateral Suspension Period (and subject to the time period provided in Section 7.10(d)), the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the holders of the Obligations, and, upon the filing of appropriate financing statements, the recordation of the applicable mortgages and, with respect to any Intellectual Property, filings in the United States Patent and Trademark Office and the United States Copyright Office, or taking such other action as may be required for perfection under applicable Law, such Liens will constitute, to the extent required by the Loan Documents, perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the Borrower and/or Guarantors, as applicable, and all third parties, and having priority over all other Liens on the Collateral except (a) for Permitted Liens, (b) in the case of Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) to the extent that perfection of such security interests and Liens are not required by the Loan Documents.  No representation or warranty is made under or with respect to the Laws of any non-U.S. jurisdiction with respect to the perfection or priority of any security interest in the Equity Interests issued by any Foreign Subsidiary or any other Collateral located in any non-U.S. jurisdiction.

6.14                        Labor Disputes.

There are no labor controversies, strikes, lockouts or slowdowns pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

6.15                        No Default.

No Default has occurred and is continuing.

6.16                        Federal Reserve Regulations.

No part of the proceeds of any Credit Extension have been used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U, and X.

6.17                        OFAC; Anti-Corruption Laws.

No Loan Party nor any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party, any director, officer, employee or Affiliate thereof is currently the subject of any Sanctions or located, organized or resident in a Designated Jurisdiction in violation of Sanctions.  No Credit Extension, nor the proceeds from any Credit Extension, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business of any Person who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of Sanctions.  The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977,

the UK Bribery Act 2010 and other applicable anti-corruption laws in all material respects and have instituted and maintained policies and procedures intended to promote and achieve compliance with such laws.

6.18                        Insurance.

The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates (including the use of self-insurance plans).  The property and general liability insurance coverage of the Borrower and the Guarantors as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.18.

6.19                        EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied:

7.01                        Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent (for delivery to each Lender):

(a)                                           by no later than the date which occurs 90 days (or 100 days if permitted by SEC requirements) after the end of each Fiscal Year of the Borrower, (i) the Borrower’s audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (except for qualifications or exceptions resulting from pending maturity of Indebtedness under this Agreement)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP; and (ii) at any time that the Borrower has any Unrestricted Subsidiaries, a consolidated balance sheet and related statements of income and cash flows of the Borrower and its Restricted Subsidiaries, in each case as at the end of such Fiscal Year, setting forth in comparative form the corresponding consolidated figures for the preceding Fiscal Year, accompanied by a certificate of a Financial Officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Restricted Subsidiaries, in accordance with GAAP (except, in the case of the financial statements of the Borrower and its Restricted Subsidiaries, for the exclusion of Unrestricted Subsidiaries), as at the end of and for such Fiscal Year; provided that, if at any time the Existing Credit Agreement (or any Permitted Refinancing thereof) is amended to include, as permitted exceptions to the report of independent public accountants, (x) pending maturity of

Indebtedness under agreements governing other Indebtedness or (y) actual or anticipated breach of a financial covenant, such exceptions shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Agreement except pursuant to the provisions of Section 11.01, and the Borrower shall promptly advise the Administrative Agent in writing of such additional exception in the Existing Credit Agreement.  Thereafter, upon the request of the Borrower, the Administrative Agent and the Required Lenders shall enter into an amendment to this Agreement with the Loan Parties evidencing the incorporation of such additional exception, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in the foregoing proviso.

(b)                                           by no later than the date which occurs 45 days (or 50 days if permitted by SEC requirements) after the end of each of the first three Fiscal Quarters of the Borrower, the unaudited consolidated balance sheet and related statements of income and cash flows for the Borrower and its Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to normal year-end and audit adjustments and the absence of certain footnotes;

(c)                                            concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred during the period covered thereby and is continuing and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d)                                           promptly after the same become publicly available, to the extent not available by electronic or other readily accessible means, copies of all periodic and other material reports, proxy statements and other non-confidential materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e)                                            promptly (in any event, within 30 days, or such later date as determined by the Administrative Agent in its sole discretion) thereafter, written notice of any change in a Loan Party’s name, jurisdiction of formation or form of organization; and

(f)                                             promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request (provided that no such information shall be required to be provided if providing such information would violate confidentiality agreements or result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information so long as the Borrower notifies the Administrative Agent that such information is being withheld and the reason therefor).

Documents required to be delivered pursuant to Section 7.01(a), 7.01(b) or 7.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that:  the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.”

7.02                        Notices of Material Events.

The Borrower will furnish to the Administrative Agent prompt written notice (in any event, within five Business Days) upon any Responsible Officer of the Borrower obtaining actual knowledge thereof, of the following:

(a)                                           the occurrence of any Default;

(b)                                           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)                                            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)                                           the occurrence any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding; and

(e)                                            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.03                        Existence; Conduct of Business.

The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) do or cause to be done all things necessary to preserve, maintain, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits necessary in the conduct of its business, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (and those ancillary, complementary or reasonably related thereto).

7.04                        Payment of Obligations.

The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including material Taxes, before the same shall become delinquent or in default (subject, where applicable, to specified grace periods), except where the validity or amount thereof is being contested in good faith by appropriate proceedings and (a) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

7.05                        Maintenance of Properties.

Except as would not individually or in the aggregate have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

7.06                        Books and Records; Inspection Rights.

The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep proper books of record and account in which complete entries in accordance with GAAP are made of all material dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all upon reasonable prior notice at such reasonable times and as often as reasonably requested and at the expense of the Borrower; provided that, unless an Event of Default has occurred and is continuing, no more than one such inspection shall be conducted in any Fiscal Year.  Notwithstanding anything to the contrary in this Section 7.06, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

7.07                        Compliance with Laws.

The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Laws applicable to it or its property (including, without limitation, ERISA and Environmental Laws), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.08                        Use of Proceeds.

The proceeds of the Credit Extensions will be used to repay $300,000,000 in principal of the Term A Loan outstanding under (and as defined in) the Existing Credit Agreement on the Closing Date.  No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U and X.

7.09                        Insurance.

The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable carriers insurance in such amounts and against such risks (including loss or damage by fire and other normally insured perils and loss in transit; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (including the use of self-insurance plans).  The Borrower will furnish to the Administrative Agent, upon request thereof, information in reasonable detail as to the insurance so maintained.  Except during a Collateral Suspension Period (and subject to the time period provided in Section 7.10(d)), the Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Borrower’s and Guarantors’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.

7.10                        Subsidiary Guarantors; Pledges; Collateral; Further Assurances.

(a)                                 No later than thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person (other than an Excluded Subsidiary) becomes a Material Restricted Subsidiary or any Material Restricted Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary to deliver to the Administrative Agent a Joinder Agreement pursuant to which such Subsidiary agrees to be bound by the terms and provisions of this Agreement as a Guarantor and, except during a Collateral Suspension Period, the Collateral Documents, such Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(b)                                 Except during a Collateral Suspension Period (and subject to the time period provided in clause (d) below), the Borrower will cause, and will cause each Guarantor to cause, all existing and newly-acquired owned property other than Excluded Property to be subject at all times (subject to the time periods in clause (a) above and (d) below) to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the holders of the Obligations to secure the Obligations to the extent required by and in accordance with the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens.

(c)                                            Without limiting the foregoing, except during a Collateral Suspension Period (and subject to the time period provided in clause (d) below), the Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 5.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the reasonable expense of the Borrower.

(d)                                 If a Collateral Suspension Period shall terminate, all Liens granted or purported to be granted in any Loan Document shall be automatically and immediately reinstated and the Loan Parties shall, within 30 days following termination of such Collateral Suspension Period (or within such longer period as to which the Administrative Agent may consent) (the “Collateral Reinstatement Date”) take all actions as are reasonably requested by the Administrative Agent to secure the Obligations (and perfect such security interest) by first priority Liens (subject in any case to Permitted Liens) in favor of the Administrative Agent on all assets of the Loan Parties other than Excluded Property and the Administrative Agent is hereby authorized to enter into any new Collateral Documents in connection with any Collateral Reinstatement Date.

(e)                                  Notwithstanding the provisions of this Section 7.10 to the contrary, so long as no Default has occurred and is then continuing or would result therefrom and the Borrower has demonstrated compliance on a Pro Forma Basis (after giving effect to such redesignation) with the financial covenants set forth in Section 8.11, the Borrower may from time to time designate or change any of its Subsidiaries’ status as a Restricted Subsidiary or an Unrestricted Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) investment therein.

7.11                        Farm Credit Equities and Security.

(a)                                 So long as (i) any Farm Credit Lender is a Lender hereunder and (ii) such Farm Credit Lender has notified the Borrower that it is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of the Loans made by such Farm Credit Lender hereunder, the Borrower may acquire equity in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower shall be required pursuant to this sentence to purchase in such Farm Credit Lender in connection with the Loans made by such Farm Credit Lender shall not exceed the maximum amount required by such bylaws and capital plan on the Closing Date (or, if applicable, at the time such Farm Credit Lender becomes a Lender hereunder via assignment to the extent the Borrower has consented to such Farm Credit Lender becoming a Lender).  The Borrower acknowledges receipt, as of the Closing Date and to the extent applicable, of a copy of (i) each such Farm Credit Lender’s most recent annual report,

(ii) each such Farm Credit Lender’s Notice to Prospective Stockholders (or the applicable notice document) and (iii) each such Farm Credit Lender’s bylaws and capital plan (and, if applicable, any related loan or membership application), which describe the nature of all of the Borrower’s equity in each such Farm Credit Lender acquired in connection with its patronage loan from such Farm Credit Lenders (the “Farm Credit Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b)                                 Each party hereto acknowledges that each relevant Farm Credit Lender’s bylaws and capital plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (ii) the Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest.  Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

(c)                                  Each party hereto acknowledges that each Farm Credit Lender has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities that the Borrower may now own or hereafter acquire in such Farm Credit Lender, which statutory Lien shall be for such Farm Credit Lender’s sole and exclusive benefit. Notwithstanding anything to the contrary herein or in any other Loan Document, the Farm Credit Equities shall not constitute security for the Obligations due to any other holder thereof.  To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities or on patronage accrued by the relevant Farm Credit Lender for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, the relevant Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts owed to such Farm Credit Lender under this Agreement, whether or not such amounts are currently due and payable.  The Borrower acknowledges that any corresponding income or capital gains tax liability associated with such application is the sole responsibility of the Borrower.  No Farm Credit Lender shall have any obligation to retire its Farm Credit Equities upon any Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Obligations or otherwise.

7.12                        Post-Closing.

Take all necessary actions to satisfy the items described on Schedule 7.12 (as may be updated pursuant to this Agreement) within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder any Loan or other Obligation hereunder (other than contingent obligations for which no claim has been asserted) shall remain unpaid or unsatisfied:

8.01                        Indebtedness.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)                                           Indebtedness under the Loan Documents;

(b)                                           Indebtedness existing on the Closing Date and set forth in Schedule 8.01 and Permitted Refinancing Indebtedness in respect thereof;

(c)                                            Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that any Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)                                           Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness incurred in reliance on this clause (d) shall not exceed the greater of (i) $200,000,000 and (ii) 9.0% of Consolidated Total Assets (as shown on or determined in accordance with the most recent financial statements of the Borrower delivered pursuant to Section 7.01(a) or (b) prior to the date of incurrence thereof) at any time outstanding;

(e)                                            obligations in connection with any Permitted Receivables Financing;

(f)                                             (i) unsecured Indebtedness of the Loan Parties; provided that (x) both immediately before and after giving effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis, (y) such indebtedness (A) shall have a maturity date no earlier than 91 days following the then Latest Maturity Date (as of the date such Indebtedness was incurred) and (B) shall not require any scheduled payment of principal prior to the maturity date thereof and (z) the covenants and events of default contained in such Indebtedness are not, taken as a whole, materially more restrictive on the Borrower and its Restricted Subsidiaries (as determined in good faith by a Responsible Officer of the Borrower) than the terms of this Agreement unless the Borrower enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders and (ii) Permitted Refinancing Indebtedness in respect of the foregoing;

(g)                                            Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary pursuant to a Permitted Acquisition (provided that such Indebtedness was not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary) so long as, immediately after giving effect to such Permitted Acquisition, the Borrower shall be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis and any Permitted Refinancing Indebtedness in respect of the foregoing;

(h)                                 Indebtedness in respect of Swap Contracts; provided that such Swap Contracts are (or were) entered into in for the purpose of mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices, and not for purposes of speculation;

(i)                                               Indebtedness of Restricted Subsidiaries of the Borrower that are not Loan Parties in an aggregate principal amount outstanding at any one time not to exceed (x) $50,000,000 plus (y) in the case of Foreign Subsidiaries organized under the Laws of the People’s Republic of China, RMB450,000,000;

(j)                                              to the extent constituting Indebtedness, indemnification and non-compete obligations or adjustments in respect of the purchase price (including earn-outs and other contingent deferred payments) in connection with any Permitted Acquisition or sale or disposition permitted by Section 8.05;

(k)                                           Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties and similar arrangements, in each case in the ordinary course of business;

(l)                                               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or any Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(m)                                       other Indebtedness of the Borrower and its Restricted Subsidiaries in a principal amount up to but not exceeding in the aggregate outstanding on the date such Indebtedness is incurred the greater of (i) $200,000,000 and (ii) 9% of Consolidated Total Assets (as shown on or determined in accordance with the most recent financial statements of the Borrower delivered pursuant to Section 7.01(a) or (b) prior to the date of incurrence thereof) at such time;

(n)                                           the Senior Notes and any Permitted Refinancing Indebtedness in respect of the foregoing;

(o)                                           Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business

(p)                                           Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;

(q)                                           Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(r)                                              Guarantees of Indebtedness otherwise permitted by this Section 8.01 and of other obligations otherwise permitted hereunder;

(s)                                             $790,662,500 plus the principal amount of any “Incremental Term Loan Commitments” and/or increases in the “Revolving Commitments” (as such terms are defined in the Existing Credit Agreement as in effect on the date hereof) funded pursuant to Section 2.01(d) of the Existing Credit Agreement as in effect on the date hereof without waiver of any requirements thereof (and any Permitted Refinancing with respect thereto); and

(t)                                              any Refinancing Debt Securities and any Permitted Refinancing Indebtedness in respect of the foregoing.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the applicable amount of any Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.01.  The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Borrower dated such date prepared in accordance with GAAP.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Further, for purposes of determining compliance with this Section 8.01, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 8.01, the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 8.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 8.01.

8.02                        Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)                                           Liens created pursuant to any Loan Document to secure Obligations;

(b)                                           Permitted Encumbrances;

(c)                                            any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 8.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and accessions thereto and proceeds thereof, and in the case of any Restricted Subsidiary, after-acquired property of such Restricted Subsidiary of the same type and consistent with that contemplated at the time such original Lien was created) and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(d)                                           any Farm Credit Lender’s statutory Lien in its Farm Credit Equities;

(e)                                            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 8.01(d), (ii) except in the case of Permitted Refinancing Indebtedness such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) except in the case of Permitted Refinancing Indebtedness, the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and the financing thereof and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(f)                                             any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or Restricted Subsidiary (other than any replacements of such property or assets and accessions thereto and proceeds thereof, and in the case of any acquired Restricted Subsidiary, after-acquired property of such Restricted Subsidiary of the same type and consistent with that contemplated at the time such original Lien was created) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary and Permitted Refinancing Indebtedness in respect thereof;

(g)                                            Liens upon real or personal property leased under operating leases in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of the Borrower or any of its Restricted Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(h)                                           Liens of sellers or creditors of sellers of farm products encumbering such farm products when sold to any of the Borrower or its Restricted Subsidiaries pursuant to the Food Security Act of 1985 or pursuant to similar state laws to the extent such Liens may be deemed to extend to the assets of such Person;

(i)                                               protective Uniform Commercial Code filings with respect to personal property leased by, or consigned to, any of the Borrower or its Restricted Subsidiaries;

(j)                                              Liens upon Equity Interests of Unrestricted Subsidiaries;

(k)                                           Liens in favor of a Receivables Financing SPC or Receivables Financier created or deemed to exist in connection with a Permitted Receivables Financing (including, without limitation, any related filings of any financing statements, any Liens on deposit and securities accounts maintained in connection with any Permitted Receivables Financing and any Liens on the Equity Interests of a Receivables Financing SPC), but only to the extent that any such Lien relates to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(l)                                               Liens on Collateral securing Indebtedness permitted by Section 8.01(t); provided that such Liens are subject to a Permitted Intercreditor Agreement;

(m)                                         normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)                                             Liens of sellers of goods to the Borrower and its Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)                                             Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(p)                                             Liens solely on any cash earnest money deposits made in connection with an investment permitted by Section 8.04;

(q)                                             transfer restrictions, purchase options, calls or similar rights of third-party joint venture partners with respect to Equity Interests of joint venture entities;

(r)                                                leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(s)                                               Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(t)                                                Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)                                             Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Restricted Subsidiary in the ordinary course of business;

(v)                                             Liens on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w)                                           Liens consisting of an agreement to dispose of any property in a Disposition permitted hereunder, to the extent that such Disposition would have been permitted on the date of the creation of such Lien;

(x)                                             Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y)                                             Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(z)                                              Liens on property subject to any sale and leaseback transaction permitted hereunder and general intangibles related thereto;

(aa)                                      other Liens on assets of the Borrower and the Restricted Subsidiaries securing other obligations of the Borrower and the Restricted Subsidiaries in the aggregate principal amount not to exceed the greater of $100,000,000 and 4.5% of Consolidated Total Assets (as shown on or determined in accordance with the most recent financial statements of the Borrower delivered pursuant to Section 7.01(a) or (b) prior to the date of creation thereof) at any time outstanding;

(bb)                          Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness permitted by Section 8.01(i);

(cc)                            Liens securing Swap Contracts in a net amount not to exceed $50,000,000; and

(dd)                          Liens securing Indebtedness permitted by Section 8.01(s), so long as the Liens securing such Indebtedness are subject to the Intercreditor Agreement.

For purposes of determining compliance with this Section 8.02, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 8.02, the Borrower may, in its sole discretion, classify or divide such Lien (or any portion thereof) in any manner that complies with this Section 8.02 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred pursuant to only such clause or clauses (or any portion thereof).

8.03                        Fundamental Changes.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:  (i) any Restricted Subsidiary of the Borrower may merge into a Loan Party in a transaction in which such Loan Party is the surviving entity, (ii) any Guarantor may merge into or consolidate with any Person in a transaction in which the surviving entity is or becomes a Guarantor; provided that any such merger or consolidation involving a Person that is not a Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.04, (iii) any Restricted Subsidiary that is not a Guarantor may (x) liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (y) merge or consolidate with any other Person (other than a Loan Party), provided that (1) a Restricted Subsidiary is the surviving Person and (2) any such merger or consolidation involving a Person that is not a Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.04; (iv) the Borrower or any Restricted Subsidiary may merge with any other Person in connection with a Permitted Acquisition, provided that (x) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving corporation and (y) if a Guarantor is a party to such transaction, such Guarantor is the surviving Person; and (v) any permitted sale or disposition under Section 8.05 may be effectuated pursuant to a merger, consolidation, liquidation or dissolution.

(b)                                 The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (i) engage to any substantial extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and ancillary, complementary or reasonably related thereto or (ii) change its Fiscal Year from the basis in effect on the Closing Date or with respect to a Restricted Subsidiary that was acquired or formed after the Closing Date, from the basis in effect on the date such entity became a Restricted Subsidiary; provided that (x) any Restricted Subsidiary may change its fiscal year to conform to the Fiscal Year of the Borrower and (y) with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) the Borrower and its Restricted Subsidiaries may change their Fiscal Year to end on December 31 so long as, if requested by the Administrative Agent, the Borrower shall have entered into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to ensure that such change in Fiscal Year does not materially adversely affect the rights of the Lenders or the Borrower under this Agreement and to otherwise appropriately update the terms hereof in light of such change in Fiscal Year and fiscal periods.

For the avoidance of doubt, nothing in this Section 8.03 shall prohibit the consummation of the Transaction.

8.04                        Investments, Loans, Advances and Acquisitions.

The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, make or permit to exist any investment (including by way of Guarantees) or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)                                           investments in cash and Cash Equivalents;

(b)                                           investments in existence on the Closing Date and described in Schedule 8.04 and amendments, extensions and renewals thereof that do not increase the amount thereof and investments reflected on Schedule 6.01;

(c)                                            operating deposit accounts with depository institutions and other ordinary course cash management;

(d)                                           investments received in connection with a disposition permitted under Section 8.05(h) or (i);

(e)                                            purchases of inventory and other assets to be sold or used in the ordinary course of business;

(f)                                             investments by (i) any Loan Party in any Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party in the Borrower or any other Restricted Subsidiary and (iii) any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of investments outstanding pursuant to this clause (iii) shall not exceed the greater of $150,000,000 and 7.0% of Consolidated Total Assets (as shown on or determined in accordance with the most recent financial statements of the Borrower delivered pursuant to Section 7.01(a) or (b) prior to the date of the making thereof) at any time outstanding;

(g)                                            loans and advances to employees in the ordinary course of business not exceeding $10,000,000 in the aggregate;

(h)                                           investments in the form of Swap Contracts permitted by Section 8.01(h);

(i)                                               deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other deposits of like nature arising in the ordinary course of business;

(j)                                              investments by any Receivables Financing SPC, the Borrower or any Restricted Subsidiary in a Receivables Financing SPC in each case made in connection with a Permitted Receivables Financing, and loans permitted by the applicable Permitted Receivables Financing that are made by the Borrower or a Restricted Subsidiary to a Receivables Financing SPC or by a Receivables Financing SPC to the Borrower or a Restricted Subsidiary in connection therewith;

(k)                                           the Farm Credit Equities and any other stock or securities of, or investments in, a Farm Credit Lender or its investment services or programs;

(l)                                               investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other disputes with customers or suppliers and investments consisting of the prepayment of suppliers and service providers on customary terms in the ordinary course of business;

(m)                                       Guarantees of Indebtedness permitted by Section 8.01 and of other obligations otherwise permitted hereunder;

(n)                                           investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business;

(o)                                           investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(p)                                           investments to the extent made with (i) Qualified Equity Interests of the Borrower or (ii) the cash proceeds of any issuance of Equity Interests by the Borrower so long as such investment is consummated within 90 days of such issuance of Equity Interests (provided that such cash proceeds shall not be included in the Available Amount);

(q)                                           additional investments in an aggregate amount not to exceed the greater of $250,000,000 and 11.5% of Consolidated Total Assets (as shown on or determined in accordance with the most recent financial statements of the Borrower delivered pursuant to Section 7.01(a) or (b) prior to the date of the making thereof) at any time outstanding;

(r)                                              the Transactions and Permitted Acquisitions;

(s)                                             other investments so long as, on a Pro Forma Basis immediately after the making of any such investment, the Consolidated Net Leverage Ratio does not exceed 3.75 to 1.00;

(t)                                              subject to the absence of any continuing Event of Default and compliance by the Borrower on a Pro Forma Basis with the covenants set forth in Section 8.11 (each in accordance with Section 1.06, if applicable), investments from the Available Amount; and

(u)                                           investments made during a Collateral Suspension Period.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested (with respect to any investment made other than in the form of cash or Cash Equivalents, valued at the fair market value thereof (as reasonably determined by the Borrower in good faith) at the time of the making thereof), without adjustment for subsequent increases or decreases in the value of such investment, less any amount repaid, returned, distributed or otherwise received in respect of any investment, in each case, in cash, and the amount of any investment constituting a Guarantee shall be determined as stated in the definition of “Guarantee.”

Any investment in any Person other than a Loan Party that is otherwise permitted by this Section 8.04 may be made through intermediate investments in Restricted Subsidiaries that are not Loan Parties and such intermediate investments shall be disregarded for purposes of determining the outstanding amount of investments pursuant to any clause set forth above.

For purposes of determining compliance with this Section 8.04, if an investment meets, in whole or in part, the criteria of one or more of the categories of investments (or any portion thereof) permitted in this Section 8.04, the Borrower may, in its sole discretion, classify or divide such investment (or any portion thereof) in any manner that complies with this Section 8.04 and will be entitled to only include the amount and type of such investment (or any portion thereof) in one of the above clauses and such investment will be treated as being incurred pursuant to only such clause or clauses (or any portion thereof).

8.05                        Asset Sales.

The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease, license otherwise dispose of any asset, including any Equity Interest of any Restricted Subsidiary owned by it (any such transaction a “Disposition”), except:

(a)                                           any Specified Sale;

(b)                                           Dispositions of assets (i) among the Borrower and the Guarantors and (ii) from any Restricted Subsidiary that is not a Guarantor to any Loan Party or another Restricted Subsidiary;

(c)                                            any sale of Transferred Assets by such Person to a Receivables Financing SPC and subsequently to a Receivables Financier in connection with a Permitted Receivables Financing;

(d)                                           sale and leaseback transactions permitted by Section 8.06;

(e)                                              to the extent constituting a Disposition, the creation of Liens, the making of investments, the consummation of fundamental changes and the making of Restricted Payments permitted by Sections 8.02, 8.03 (other than Section 8.03(a)(iv)), 8.04 and 8.07, respectively;

(f)                                               to the extent constituting a Disposition, the unwinding of any Swap Contract pursuant to its terms;

(g)                                              transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned such property (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(h)                                           Dispositions of other assets so long as the aggregate amount thereof sold or otherwise disposed of in any single Fiscal Year by the Borrower and its Restricted Subsidiaries shall not have a book value (as determined in good faith by the Borrower) in excess of ten percent (10%) (or fifteen percent (15%) during any Collateral Suspension Period) of the Consolidated Total Assets owned on the later of the Closing Date or the last day of the immediately prior Fiscal Year; provided that to the extent any such Disposition or series of related Dispositions involve assets or property with an aggregate fair market value in excess of $10,000,000 (i) no Event of Default shall have occurred and be continuing at the time of such Disposition, (ii) such Disposition is for at least fair market value (as determined in good faith by the Borrower) and (iii) the consideration received by the Borrower or the applicable Restricted Subsidiary for such Disposition shall consist of at least 75% cash and Cash Equivalent (it being understood that for purposes of this clause (iii) the following shall be deemed to be cash and Cash Equivalents (x) any liabilities relating to any asset or of any Restricted Subsidiary that is subject to such Disposition (other than liabilities that are expressly subordinated to the Obligations) to the extent that the Borrower and its Restricted Subsidiaries are released from any liability thereunder, (y) any note or security that is sold for cash and Cash Equivalents by the Borrower or the applicable Restricted Subsidiary within 180 days following the date of receipt thereof and (z) Designated Non-Cash Consideration in an aggregate amount for all such Dispositions not to exceed $50,000,000 at any time outstanding (without giving effect to any write-down or write—off thereof));

(i)                                               non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business and abandonment or lapse of Intellectual Property that is, in the reasonable business judgment of the Borrower or its Restricted Subsidiary, no longer used in or useful in the conduct of their respective businesses; and

(j)                                              sales of non-core assets acquired pursuant to a Permitted Acquisition.

8.06                        Sale and Leaseback Transactions.

The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as they property sold or transferred, except for (i) any such transactions consummated within 180 days of the acquisition by the Borrower or any Restricted Subsidiary of the asset subject to such sale and leaseback and (ii) other such transactions involving assets with an aggregate fair market value not to exceed $150,000,000.

8.07                        Restricted Payments.

The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, except:

(a)                                 Restricted Payments payable solely in Qualified Equity Interests;

(b)                                 Restricted Payments made by any Restricted Subsidiary of the Borrower to any Loan Party (directly or indirectly through Subsidiaries) and, in the case of dividends or other distributions paid by Subsidiaries, ratably (or on a more favorable basis from the perspective of the Borrower) to other Persons that own the applicable class of Equity Interests in such Subsidiary;

(c)                                  in the case of a Receivables Financing SPC, to make Restricted Payments to its owners to the extent of net income or other assets available therefor under applicable law;

(d)                                 the Borrower or any Restricted Subsidiary may redeem or repurchase Equity Interests or other stock-based awards under any stock option plan, incentive plan, compensation plan or other benefit plan from officers, employees and directors of the Borrower or any of its Subsidiaries (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise, so long as (i) no Event of Default has occurred and is continuing and (ii) the aggregate amount of cash used to effect Restricted Payments pursuant to this clause (d) in any Fiscal Year of the Borrower does not exceed the sum of (y) $15,000,000 plus (z) the net cash proceeds of any “key-man” life insurance policies of the Borrower or any Restricted Subsidiary that have not been used to make any repurchases, redemptions or payments under this Section 8.07(d);

(e)                                  repurchases of Equity Interests or other stock-based awards under any stock option plan, incentive plan, compensation plan or other benefit plan that occur or are deemed to occur upon the exercise of any such awards to the extent representing a portion of the exercise price of such award or the withholding taxes applicable to such award;

(f)                                   to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by Section 8.04;

(g)                                  the Borrower may purchase fractional shares of its Equity Interests arising out of stock dividends, splits, combinations or business combinations (provided such transaction shall not be for the purpose of evading this limitation);

(h)                                 the Borrower and its Restricted Subsidiaries may make Restricted Payments to consummate the Transactions;

(i)                                     Restricted Payments made by any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary and, in the case of dividends or other distributions paid by Subsidiaries, ratably (or on a more favorable basis from the perspective of the Borrower) to other Persons that own the applicable class of Equity Interests in such Restricted Subsidiary;

(j)                                    the Borrower and its Restricted Subsidiaries may make other Restricted Payments from the Available Amount so long as immediately after giving effect thereto on a Pro Forma Basis, (i) no Event of Default shall have occurred and/or be continuing or be directly or indirectly caused as a result thereof and (ii) the Borrower is in compliance with the financial covenants set forth in Section 8.11;

(k)                                 the Borrower and its Restricted Subsidiaries may make other Restricted Payments using the proceeds of a substantially concurrent offering of Equity Interests (other than Disqualified Equity Interests) of the Borrower; provided that such proceeds shall not be included in the Available Amount;

(l)                                     the Borrower and its Restricted Subsidiaries may make other Restricted Payments in an aggregate principal amount not to exceed the greater of (x) $200,000,000 and (y) 9.0% of Consolidated Total Assets (as shown on or determined in accordance with the most recent financial statements of the Borrower delivered pursuant to Section 7.01(a) or (b) prior to the date of the making thereof) so long as immediately after giving effect thereto on a Pro Forma Basis, no Event of Default shall have occurred and/or be continuing or be directly or indirectly caused as a result thereof;

(m)                             the Borrower and its Restricted Subsidiaries may make other Restricted Payments so long as at the time of the making thereof and after giving effect thereto on a Pro Forma Basis, (i) no Event of Default shall have occurred and/or be continuing or be directly or indirectly caused as a result thereof and (ii) the Consolidated Net Leverage Ratio is less than or equal to 3.75 to 1.00; and

(n)                                 the Borrower and its Restricted Subsidiaries may make other Restricted Payments during a Collateral Suspension Period so long as no Event of Default shall have occurred and/or be continuing or be directly or indirectly caused as a result thereof.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 8.07 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 8.07 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

8.08                        Transactions with Affiliates.

Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly enter into any transaction with any Affiliate (other than (x) transactions among the Borrower and/or one or more Restricted Subsidiaries not involving any other Affiliate and (y) transactions the terms of which are not in the good faith judgment of the Borrower materially less favorable to the Borrower and its Restricted Subsidiaries as could reasonably be expected to be obtained in a comparable transaction with a Person not an Affiliate); provided that the foregoing will not prohibit:

(a)                                 employment, compensation, indemnification, reimbursement and severance arrangements for officers and directors of the Borrower and its Subsidiaries in the ordinary course of business or that are approved by the Board of Directors of the Borrower;

(b)                                 transactions with any Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely as a result of the Borrower or a Restricted Subsidiary having Control over such Person;

(c)                                  ordinary course transactions with any Person that is an Affiliate solely as a result of the fact that a member of the Borrower’s or any Restricted Subsidiary’s Board of Directors is a director, officer or employee of such Person;

(d)                                 transactions approved by a majority of the disinterested members of the Board of Directors of the Borrower;

(e)                                  Restricted Payments permitted by Section 8.07;

(f)                                   Permitted Receivables Financings; and

(g)                                  transactions entered into during a Collateral Suspension Period.

8.09                        Restrictive Agreements.

(a)                                           The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into, or permit to exist, any Contractual Obligation (including Organization Documents) that encumbers or restricts in any material respect the ability of any such Person to (i) in the case of any Restricted Subsidiary, pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its properties or assets to any Loan Party, or (v) in the case of any Domestic Subsidiary, act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents or the Existing Credit Agreement and the loan documents related thereto, (B) applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 8.01(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (D) Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 8.01, so long as the Borrower has determined that such restrictions do not materially impair the ability of the Loan Parties (taken as a whole) to perform their obligations under this Agreement, (E) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (F) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (G) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (H) customary provisions in leases and other contracts restricting the assignment thereof, (I) customary restrictions contained in documents executed in connection with any Permitted Receivables Financing, (J) any Lien permitted hereunder or any document or instrument governing any such Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (K) any indenture agreement, instrument or other arrangement relating to the assets or business of any Restricted Subsidiary and existing prior to the consummation of the Permitted Acquisition in which such Subsidiary was acquired; (L) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.04 and applicable solely to such joint venture and/or Equity Interests therein, (M) restrictions contained in subordination provisions relating to intercompany Indebtedness, (N) any agreements existing on the Closing Date and set forth on Schedule 8.09, (O) restrictions in the indenture governing the

Senior Notes as in effect on the Closing Date or contained in any agreements governing other Indebtedness issued following the Closing Date so long as not materially more restrictive (as determined in good faith by the Borrower) than the terms applicable under the indenture governing the Senior Notes as in effect on the Closing Date, (P) restrictions applicable to any Person at the time such Person becomes a Subsidiary so long as such restriction applies on to such Person and its Subsidiaries and was not entered into in contemplation of such Person becoming a Subsidiary, (Q) restrictions entered into during a Collateral Suspension Period; (R) restrictions in the Existing Credit Agreement; (S) replacements, renewals, amendments and refinancings of any agreements described above so long as such replacement, renewals, amendments and refinancings are not materially more restrictive than the terms of the agreement being replaced, renewed, amended or refinanced; and (T) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Borrower, such conditions would not have a material adverse effect on the ability of any Loan Party to satisfy its Obligations hereunder.

(b)                                 The Borrower will not, nor will it permit any Guarantor to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets to secure the Obligations pursuant to the Loan Documents, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for the Obligations except (i) pursuant to this Agreement and the other Loan Documents or the Existing Credit Agreement and the loan documents related thereto, (ii) pursuant to applicable Law, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.01(d); provided that in the case of Section 8.01(d) any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith (and any accessions, products or proceeds thereof), (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (vi) customary provisions in leases and other contracts restricting the assignment thereof, (vii) pursuant to the documents executed in connection with any Permitted Receivables Financing (but only to the extent that the related prohibitions against other encumbrances pertain to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such Permitted Receivables Financing), (viii) restrictions in any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (ix) software and other Intellectual Property licenses pursuant to which the Borrower or Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (x) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.04 and applicable solely to such joint venture and/or Equity Interests therein, (xi) any agreements existing on the Closing Date and set forth on Schedule 8.09, (xii) restrictions in the indenture governing the Senior Notes as in effect on the Closing Date or contained in any agreements governing other Indebtedness issued following the Closing Date so long as not materially more restrictive (as determined in good faith by the Borrower) than the terms applicable under the indenture governing the Senior Notes as in effect on the Closing Date, (xiii) restrictions entered into during any Collateral Suspension Period, (xiv) pursuant to the Existing Credit Agreement; (xv) replacements, renewals, amendments and refinancings of any agreements described above so long as such replacement, renewals, amendments and refinancings are not materially more restrictive than the terms of the agreement being replaced, renewed, amended or refinanced, and (xvi) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Borrower, such conditions would not have a material adverse effect on the ability of any Loan Party to satisfy its Obligations hereunder.

8.10                        Prepayments of Specified Indebtedness and Amendments to Specified Indebtedness and Organizational Documents.

(a)                                 The Borrower will not, nor will it permit any Restricted Subsidiary to, optionally make any prepayment, repurchase, redemption, defeasance or otherwise retire or acquire for value (collectively, “prepayments”) any principal of Specified Indebtedness other than:

(i)                                     prepayments in exchange for or from the proceeds of Qualified Equity Interests or Permitted Refinancing Indebtedness (provided that such proceeds or reduction in Indebtedness shall not increase the Available Amount);

(ii)                                  the Borrower and its Restricted Subsidiaries may make other prepayments from the Available Amount so long as immediately after giving effect thereto on a Pro Forma Basis, (x) no Event of Default shall have occurred and be continuing or be directly or indirectly caused as a result thereof and (y) the Borrower is in compliance with the financial covenants set forth in Section 8.11;

(iii)                               the Borrower and its Restricted Subsidiaries may make other prepayments in lieu of Restricted Payments permitted by Section 8.07(j) (and which shall constitute usage of such provision for purposes of determining the amount of Restricted Payments permitted thereunder);

(iv)                              the Borrower and its Restricted Subsidiaries may make other prepayments so long as immediately after giving effect thereto on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing or be directly or indirectly caused as a result thereof and (ii) the Consolidated Net Leverage Ratio is less than or equal to 3.75 to 1.00; and

(v)                                 the Borrower and its Restricted Subsidiaries may make other prepayments during a Collateral Suspension Period so long as no Event of Default shall have occurred and be continuing or be directly or indirectly caused as a result thereof.

(b)                                 Except during a Collateral Suspension Period, the Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify (i) the Senior Notes or any of their Organization Documents, in either case, in a manner that is, taken as a whole, materially adverse to the Lenders or (ii) any other Specified Indebtedness in a manner that would result in such Indebtedness having terms that would not have been permitted at the time of issuance pursuant to the provision of Section 8.01 pursuant to which such Indebtedness was issued.

(c)                                  The Borrower will not permit the sum of (i) aggregate outstanding amount of revolving loan commitments under the Existing Credit Agreement plus (ii) the aggregate outstanding amount of term loans under the Existing Credit Agreement, to be less than $75,000,000, unless such Existing Credit Agreement has simultaneously been terminated in full (other than (a) with respect to any Letters of Credit issued under such Existing Credit Agreement but which are permitted to remain outstanding notwithstanding such termination and (b) customary provisions surviving the termination thereof).

8.11                        Financial Covenants.

(a)                                 Consolidated Net Leverage Ratio.  The Borrower shall not permit the Consolidated Net Leverage Ratio as of the end of any Fiscal Quarter (commencing as of the end of the first full Fiscal Quarter after the Closing Date) of the Borrower to be greater than (i) as of the end of any Fiscal Quarter during a Collateral Suspension Period, 3.50 to 1.00 and (ii) as of the end of any Fiscal Quarter during any other period the applicable ratio set forth below:

Fiscal Quarter Ending:	Maximum Permitted Level
After the Closing Date and on or prior to August 25, 2019	4.75 to 1.00
After August 25, 2019	4.50 to 1.00

(b)                                 Consolidated Interest Coverage Ratio.  The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the end of any Fiscal Quarter (commencing as of the end of the first full Fiscal Quarter after the Closing Date) of the Borrower to be less than 2.75 to 1.00.

8.12                        Sanctions; Anti-Corruption Laws.

The Loan Parties will not permit any Loan or use the proceeds of any Credit Extension, directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partner or other individual or entity, or in any Designated Jurisdiction that at the time of such finding, (a) is the subject of any Sanctions; or (b) in any other manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of any Sanctions.

The Loan Parties will not use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)                                           Non-Payment of Principal.  The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                           Non-Payment of Other Amounts.  The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 9.01(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                            Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or incorrect in any material respect when made or deemed made;

(d)                                           Non-Compliance with Specific Covenants.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 7.02(a), 7.03 (with respect to the Borrower’s existence), 7.08 or in Article VIII;

(e)                                            Other Non-Compliance.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article IX), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent;

(f)                                             Payment Default.  The Borrower or any Restricted Subsidiary shall fail to make any payment of principal or interest (regardless of amount) in respect of any (i) Material Indebtedness (other than Indebtedness under the Existing Credit Agreement) or (ii) Indebtedness under the Existing Credit Agreement (regardless of the principal amount outstanding thereunder), when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created or the Existing Credit Agreement, as applicable;

(g)                                            Cross-Default.

(i)                                     Material Indebtedness.  Any event or condition (other than (1) any required prepayment of Indebtedness secured by a Permitted Lien that becomes due as the result of the disposition of the assets subject to such Lien so long as such disposition is permitted by this Agreement or (2) any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition provided that (x) such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated, (y) such Indebtedness is repurchased, repaid or redeemed in accordance with its terms and (z) no proceeds of the Credit Extensions are used to make such repayment, repurchase or redemption) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(ii)                                  Indebtedness under the Existing Credit Agreement.  Any event or condition occurs that results in any Indebtedness under the Existing Credit Agreement (or any Permitted Refinancing thereof) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Indebtedness under the Existing Credit Agreement (or such Permitted Refinancing thereof) or any trustee or agent on its or their behalf to cause any Indebtedness under the

Existing Credit Agreement (or such Permitted Refinancing thereof) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)                                           Involuntary Proceedings, Etc.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Material Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                               Voluntary Proceedings, Etc.  Any Loan Party or any Material Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or such Material Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                              Inability to Pay Debts.  The Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                           Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by insurance or other creditworthy indemnitor) shall be rendered against the Borrower or any Material Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)                                               ERISA.  An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                                       Change of Control.  A Change of Control shall occur;

(n)                                           Invalidity of Loan Documents.  Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in action or inaction based on such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o)                                 other than as a result of the occurrence of a Collateral Suspension Period, any security interest and Lien purported to be created by any Collateral Document in respect of any material Collateral shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the holders of the Obligations, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except for Permitted Liens and as otherwise expressly provided in this Agreement or in such Collateral Document)) in favor of the Administrative Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except for Permitted Liens and as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on Collateral with a fair market value in excess of $50,000,000 covered thereby.

9.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  direct the Collateral Agent in accordance with the Intercreditor Agreement to exercise on behalf of itself and the Lenders all rights and remedies available to the Secured Parties (as defined in the respective Collateral Documents) under the Collateral Documents; and

(d)                                 exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15 and the Intercreditor Agreement, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, (b) payment of Obligations then owing under any Secured Hedge Agreements, and (c) payments of Obligations then owing under any Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations (other than contingent obligations for which no claim has been asserted) have been paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Any amounts received by the Collateral Agent on account of the Obligations shall be applied by the Collateral Agent as set forth in the Intercreditor Agreement.

ARTICLE X

ADMINISTRATIVE AGENT

10.01                 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints NWFCS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as expressly provided in Section 10.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Banks and potential Cash Management Banks) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.  The Lenders authorize the Administrative Agent to enter into any Permitted Intercreditor Agreement and one or more intercreditor agreements with a Receivables Financier in connection with a Permitted Receivables Financing.

10.02                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any such action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own bad faith, gross negligence, willful misconduct or material breach of this Agreement or any other Loan Document as determined by a court of competent jurisdiction by final and nonappealable judgment.  The

Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

10.06                 Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of a Specified Event of Default (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or a Farm Credit Lender.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower at all times other than during the existence of a Specified Event of Default (which consent shall not be unreasonably withheld, conditioned or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

10.07                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09                 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

10.10                 Collateral and Guaranty Matters.

Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion, but subject to Section 11.20,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of the Obligations (other than (A) contingent indemnification obligations, tax gross-up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made that is unsatisfied and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) as approved in accordance with Section 11.01, (iv) when such property is subject to Liens permitted under Section 8.02(e) (solely to the extent that the Administrative Agent’s Liens on such assets violate the terms of the documentation governing such Lien) and, to the extent relating to extensions, renewals or replacements of such Liens, Section 8.02(l) or Section 8.02(f) or (v) upon a Collateral Suspension Period;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.02(e); and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or is designated an Unrestricted Subsidiary in accordance with Section 7.10(e).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11                 Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Maturity Date.

10.12                 Intercreditor Agreement.  Each of the Lenders from time to time party to this Agreement hereby confirms and reaffirms the irrevocable authority of the Administrative Agent to execute, deliver and act on its behalf in respect of the Intercreditor Agreement, and each duly executed supplement, modification, amendment, restatement or extension thereto.  Each Lender agrees to be bound by the terms and provisions of the Intercreditor Agreement.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Intercreditor Agreement, it being agreed that all powers, rights and remedies of the Lenders under the Intercreditor Agreement may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms thereof.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS IS SUBJECT TO THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)                                 no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv)                              change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(v)                                 [Reserved];

(vi)                              change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vii)                           except in connection with a transaction permitted under Section 8.05 or during a Collateral Suspension Period, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(viii)                        release the Borrower without the consent of each Lender or, except in connection with a transaction permitted under Section 8.02 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(ix)                              waive any condition set forth in Section 5.01 without the consent of each Lender; and

(b)                                 unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; provided, further, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement and any guarantees, collateral security documents and related documents executed by any Loan Party to (A) cure any ambiguity, omission, defect or inconsistency, in each case, of a technical or immaterial nature, (B) comply with local Law or advice of local counsel or (C) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, so long as (x) in each case, such amendment, modification or supplement does not directly adversely affect any right of the Administrative Agent or any Lender, and (y) with respect to clause (A) above, the Required Lenders shall not have objected in writing within five (5) Business Days of such amendment, provided, further, that the Administrative Agent and the Borrower may amend the Agreement and the other Loan Documents as permitted pursuant to Section 3.03(c).

With respect to any matter requiring the approval of each Lender, each Lender directly and adversely affected thereby or other specified Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 11.06(e) as to such matter.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended nor any principal amount owed to such Lender reduced, or the maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender or any Voting Participant, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Voting Participants hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Voting Participant pursuant to Article II if such Lender or Voting Participant, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, any Voting Participant or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party or such Agent Party’s material breach of its obligations hereunder; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender or Related Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate)

preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower and the Guarantors, jointly and severally, shall pay (A) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (in the case of legal fees and expenses, limited to the reasonable fees, charges and disbursements of one primary outside counsel for the Administrative Agent and if reasonably necessary or appropriate, one local counsel in each relevant jurisdiction to the extent in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)) and (B) all reasonable out of pocket expenses incurred by the Administrative Agent or any Lender (in the case of legal fees and expenses, limited to the fees, charges and disbursements of one primary outside counsel for all such persons taken as a whole (and, solely in the case of a conflict of interest, one additional counsel for all such persons taken as whole in each relevant jurisdiction) and if reasonably necessary or appropriate, one local counsel in each relevant jurisdiction (and solely in the case of a conflict of interest, one additional conflicts counsel)) in connection with the enforcement or protection of its rights to the extent (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with the Loans made, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Loan Parties.  The Borrower and the Guarantors, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of legal fees and expenses, limited to the fees, charges and disbursements of one primary outside counsel for all such persons taken as a whole (and, solely in the case of a conflict of interest, one additional counsel for all such persons taken as whole in each relevant jurisdiction) and if reasonably necessary or appropriate, one local counsel in each relevant jurisdiction (and solely in the case of a conflict of interest, one additional conflicts counsel)) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties to the extent arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Loan or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property currently or formerly owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s material breach of its obligations hereunder or under any other Loan Documents of such Indemnitee, or (y) arise out of any investigation, litigation or proceeding that does not involve an act or omission by the Borrower or any other Loan Party and arises solely from a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as an agent, arranger, bookrunner or other agency capacity and, in such case, excepting only such party).  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee or a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written (in reasonable detail) demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent permitted by applicable law and to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in Dollars.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder (other than, except with respect to the Borrower, as a result of a transaction permitted under Section 8.03, 8.04 and 8.05) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required if a Lender assigns to one or more of its Affiliates.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its outstanding Term Loans on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof in accordance with Section 11.02; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Incremental Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (to be paid by the assignor or assignee); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01 (subject to the requirements thereof, including Section 3.01(e)), 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (subject to the requirements and limitations therein, including the requirements under Section 3.01(e), it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Voting Participants. Notwithstanding anything in this Section 11.06 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrower and the Administrative Agent in substantially the form of Exhibit H (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant (such consents to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.06(b), it being understood and agreed that such consent is not required in connection with the sale of any participation to an existing Voting Participant; provided that the Borrower shall be deemed to have consented to any such sale of a participation unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and notice of such failure has been delivered by the selling Lender to the Administrative Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Administrative Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (e), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 11.06(e) as of the Closing Date shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent.  To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in the Administrative Questionnaire, (B) state the dollar amount of the participation purchased and (C) include such other information as may be required by the Administrative Agent. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the

Administrative Agent update or confirm there has been no change in the information set forth in Schedule 11.06(e) or delivered in connection with any Voting Participant Notification (and for the avoidance of doubt the voting rights of any Voting Participant shall be appropriately reduced upon any reduction of such Voting Participant’s participation interest). The Borrower and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 11.06(e), delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (e) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Administrative Agent pursuant to this clause (e).  The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant (except to the extent of a sale of a participation otherwise in compliance with the terms of this Section 11.06(e)).

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(b) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or an agreement referenced in clause (f) of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (which source is not known by the recipient to be in breach of confidentiality obligations with the Borrower or any Subsidiary).  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the

Administrative Agent, the Arranger and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary (other than any such information received from a source that is known by the recipient to be in breach of confidentiality obligations with such Loan Party or any Subsidiary).  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                 Rights of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made).

11.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;

provided that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees (on behalf of itself and its Affiliates), that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  Each of the Loan Parties hereby agrees that it will not claim that any of the Administrative Agent, the Arranger or Lenders and their respective affiliates owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.

11.17                 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18                 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19                 [Reserved].

11.20                 Release of Collateral and Guaranty Obligations.

(a)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any sale, disposition or Permitted Receivables Financing permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender), at the expense of the Borrower, take such actions as shall be reasonably required to release its security interest in any Collateral sold or disposed of (or sold, conveyed or contributed to any Permitted Receivables Financing, including, without limitation, entering into a customary intercreditor agreement with a Receivables Financier), and to release any Guaranty under any Loan Document of any Person sold or disposed of (and to release any Liens with respect to assets of such Person, release such Person from all Loan Documents such Person is a party to and release any other Obligations of such Person arising under the Loan Documents), upon consummation of such sale or disposition in accordance with the Loan Documents in each case, other than any sale or disposition to another Loan Party.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, at such time as (1) a Collateral Suspension Period is continuing or (2) (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations (other than contingent obligations for which no claim has been asserted) shall have been paid in cash, and (c) the Commitments shall have expired or been terminated in full, the Administrative Agent’s Lien and the Collateral is automatically released and the Administrative Agent shall at the expense of the Borrower take such actions as shall be reasonably required to evidence the release of its security interest in all Collateral and to release any Guaranty under any Loan Document.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower, (x) in connection with any Indebtedness permitted by Section 8.01(d) hereof (solely to the extent required in writing by the holder of any related Lien permitted pursuant to Section 8.02(e) hereof), the Administrative Agent shall (without notice to, or vote or consent of, any Lender), at the expense of the Borrower, take such actions as shall be reasonably required to release its security interest in any Collateral subject to such Lien, (y) upon designation of any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 7.10(e) hereof, release the Guaranty under any Loan Document of any such designated Unrestricted Subsidiary and release any Liens granted by such designated Unrestricted Subsidiary and release such designated Unrestricted Subsidiary from all Loan Documents such designated Unrestricted Subsidiary is a party to and release all Obligations of such designated Unrestricted Subsidiary arising under the Loan Documents and (z) in connection with any Liens permitted by Section 8.02(f), the Administrative Agent shall release its Liens on any assets subject to such Liens permitted under Section 8.02(f), to the extent that the Administrative Agent’s Liens on such assets violate the express terms of the documentation governing such Lien.

11.21                 Entire Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.22                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.23                 Waiver of Borrower Rights.

Each Loan Party acknowledges and agrees that, to the extent the provisions of the Farm Credit Act of 1971, including 12 U.S.C §§ 2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. § 617.7000, et seq. (collectively, the “Farm Credit Law”) apply to such Loan Party or to the transactions contemplated by this Agreement, such Loan Party hereby irrevocably waives all Borrower Rights, including all statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal.  Each Loan Party acknowledges and agrees that the waiver of Borrower Rights provided by this Section 11.23 is knowingly and voluntarily made after such Loan Party has consulted with legal counsel of its choice and has been represented by counsel of its choice in connection with the negotiation of this Agreement and waiver of such Loan Party set forth in this Section 11.23.  Each Loan Party acknowledges that its waiver of Borrower Rights set forth in this Section 11.23 is based on its recognition that such waiver is material to induce commercial banks and other non-Farm Credit System institutions to participate in the extensions of credit contemplated by this Agreement and to provide extensions of credit to such Loan Party.  Nothing contained in this Section 11.23, nor the delivery to any Loan Party of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall be deemed to be, or be constructed to indicate the determination or agreement by any Loan Party, the Administrative Agent, or any Lender that the Farm Credit Law, or any rights thereunder, are or will be applicable to any Loan Party or to the transactions contemplated by this Agreement.  It is the intent of the Loan Parties that the waiver of Borrower Rights contained in this Section 11.23 complies with and meets all of the requirements of 12 C.F.R § 617.7010(c).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LAMB WESTON HOLDINGS, INC., as Borrower

By:	/s/ Robert M. McNutt
	Name:	Robert M. McNutt
	Title:	Senior Vice President and Chief Financial Officer

LAMB WESTON, INC., as a Guarantor

By:	/s/ Bernadette M. Madarieta
	Name:	Bernadette M. Madarieta
	Title:	President and Treasurer

LAMB WESTON SALES, INC., as a Guarantor

By:	/s/ Bernadette M. Madarieta
	Name:	Bernadette M. Madarieta
	Title:	President and Treasurer

LAMB WESTON/MIDWEST, INC., as a Guarantor

By:	/s/ Bernadette M. Madarieta
	Name:	Bernadette M. Madarieta
	Title:	President and Treasurer

LAMB WESTON BSW, LLC, as a Guarantor

By:	/s/ Bernadette M. Madarieta
	Name:	Bernadette M. Madarieta
	Title:	President and Treasurer

[Signature Page to Credit Agreement]

NORTHWEST FARM CREDIT SERVICES, PCA, as Administrative Agent

By:	/s/ Dennis Bigness
	Name:	Dennis Bigness
	Title:	Relationship Manager / Vice President

[Signature Page to Credit Agreement]

NORTHWEST FARM CREDIT SERVICES, as Lender

By:	/s/ Dennis Bigness
	Name:	Dennis Bigness
	Title:	Relationship Manager / Vice President

[Signature Page to Credit Agreement]

Schedule 2.01

Commitments and Applicable Percentages

Term A Lender	Term A Loan Commitment	Applicable Percentage of Term A Loan
Northwest Farm Credit Services, PCA	$300,000,000.00	100.0000000000%
Total	$300,000,000.00	100.0000000000%

Schedule 6.01

Subsidiaries

	Legal Name	Type of Entity	Record Owner	Authorized Equity Interests
1.	Lamb Weston Holdings, Inc.	Corporation	N/A	N/A
2.	Lamb Weston, Inc.	Corporation	Lamb Weston Holdings, Inc.	1,000 shares of Common Stock
3.	Lamb Weston Sales, Inc.	Corporation	Lamb Weston Holdings, Inc.	1,000 shares of Common Stock
4.	Ontario Asset Holdings, LLC	Limited Liability Company	Lamb Weston, Inc.	N/A
5.	Lamb Weston/Midwest, Inc.	Corporation	Lamb Weston, Inc.	10,000 shares of Common Stock
6.	South Slope Irrigation Association	Non-Profit Corporation	Lamb Weston, Inc. — 87% State of Washington Department of Natural Resources — 13%	6,000 shares of Class A Common Voting Stock 5,000 shares of Class B Non-Voting Stock
7.	Lamb Weston International B.V.	Private Limited Liability Company organized under the laws of The Netherlands	Lamb Weston Holdings, Inc.	10,000 ordinary shares
8.	L Weston Operaciones, S.A. de C.V.	Private Company organized under the laws of Mexico	Lamb Weston International B.V. — 99.73942% Lamb Weston Sales, Inc. — .26058%	500 fixed shares Unlimited variable shares

	Legal Name	Type of Entity	Record Owner	Authorized Equity Interests
9.	L Weston Mexico, S.A. de C.V.	Private Company organized under the laws of Mexico	Lamb Weston International B.V. — 99% Lamb Weston Sales, Inc. — 1%	500 fixed shares 9,505 variable shares
10.	Lamb Weston Netherlands B.V.	Private Limited Liability Company organized under the laws of The Netherlands	Lamb Weston International B.V.	10,000 ordinary shares
11.	Lamb Weston Japan KK	Organized under the laws of Japan	Lamb Weston International B.V.	800 shares
12.	Lamb Weston International Private Limited	Organized under the laws of Singapore	Lamb Weston International B.V.	50,000 shares
13.	Lamb Weston Canada ULC	Canadian Unlimited Liability Company	Lamb Weston International B.V.	122,334 common shares
14.	Lamb Weston (Mauritius) Limited* *05/30/2019 entered liquidation	Private Company organized under the laws of Mauritius	Lamb Weston Netherlands B.V.	900,000 ordinary shares
15.	Lamb Weston (Hong Kong) Limited	Private Company organized under the laws of Hong Kong	Lamb Weston Netherlands B.V.	765,002 shares
16.	Tai Mei Agriculture Limited	Private Company organized under the laws of Hong Kong	Lamb Weston (Hong Kong) Limited	385,200,000 ordinary shares
17.	Lamb Weston Potato (Inner Mongolia) Co., Ltd.	Private Company organized under the laws of China	Tai Mei Agriculture Limited	1,000 common shares

	Legal Name	Type of Entity	Record Owner	Authorized Equity Interests
18.	Lamb Weston Holland B.V.	Private Limited Liability Company organized under the laws of The Netherlands	Lamb Weston Netherlands B.V.	49,450 common shares
19.	Lamb Weston (Shanghai) Commercial Company Limited	Private LLC organized under the laws of China	Lamb Weston (Hong Kong) Limited — 93.45794%; Lamb Weston Netherlands BV — 6.54206%	10,700,000 common shares
20.	LW Hydro, LLC	Limited Liability Company	Lamb Weston/Midwest, Inc.	50% interest
21.	Lamb Weston Australia Holdings Pty Ltd	Proprietary Limited organized under the laws of Australia	Lamb Weston Holdings, Inc.	60,000,000
22.	Tuber Holdings Pty Ltd	Proprietary Limited organized under the laws of Australia	Lamb Weston Australia Holdings Pty Ltd.	53,700,000
23.	Tuber Investments Pty Ltd	Proprietary Limited organized under the laws of Australia	Tuber Holdings Pty Ltd.	10 Ordinary Shares
24.	Marvel Packers Pty Ltd	Proprietary Limited organized under the laws of Australia	Tuber Investments Pty Ltd.	3,750,012
25.	Lamb Weston BSW, LLC	Limited Liability Company	Lamb Weston/Midwest, Inc.	N/A

Schedule 6.18

Insurance

[See attached]

Schedule 7.12

Post-Closing

1. Within 10 Business Days after the Closing Date, deliver to the Administrative Agent endorsements naming the Administrative Agent, on behalf of the Lenders, as lender loss payee with respect to the Loan Parties’ hazard insurance policies.

2. Use commercially reasonable efforts to, within 30 days after the Closing Date, deliver to the Administrative Agent evidence that the issues identified below have been resolved in a manner reasonably satisfactory to the Administrative Agent:

Issue

U.S. Patent No. 8156851 is subject to a recorded merger from ConAgra Foods Packaged Foods Company, Inc. to ConAgra Foods Packaged Foods, LLC and also a recorded assignment from ConAgra Foods Packaged Foods Company, Inc. to ConAgra Foods Lamb Weston, Inc, and the conflicting transfers should be resolved.

Various trademarks were subject to an assignment recorded as from ConAgra Foods Packaged Foods, LLC, a Delaware corporation rather than Delaware LLC (Recorded August 16, 2007 at Reel 3602 Frame 0665), which should be correctly re-recorded.

U.S. Copyright Nos. PA0000052388, SR0000000465, VA0000001166, and CSN0004504 (TX0000016025) are in the name of Lamb-Weston, a division of Amfac Foods, Inc., and should be confirmed if properly owned by Lamb Weston, Inc., and if so, appropriate transfers or corrections should be recorded.

U.S. Copyright Nos. VAu000026729, TXu000133162, and TX0000507321 are in the name of Lamb-Weston, Inc. (hyphen after Lamb), and should be confirmed if properly owned by Lamb Weston, Inc., and if so, appropriate transfers or corrections should be recorded.

Schedule 8.01

Indebtedness Existing on the Closing Date

The following Tri-Party Agreements (each as amended), pursuant to which Lamb Weston, Inc. (“LW”) agrees to repay loan if crop is insufficient to cover repayment:

a.              Tri-Party Agreement, dated April 18, 2019, among LW, KeyBank NA and VanDyke & Cedergreen Fresh, LLC.;

b.              Tri-Party Agreement, dated April 8, 2019, among LW, Washington Trust Bank and RHD, Inc.;

c.               Tri-Party Agreement, dated February 27, 2019, among LW, Wheatland Bank and Bunger Farms, LLC.;

d.              Tri-Party Agreement, dated February 21, 2019, among LW, Northwest Farm Credit Services, PCA and Ronald Lockwood Farms;

e.               Tri-Party Agreement, dated March 07, 2019, among LW, Bank of Commerce and Mecham Brothers, LLC;

f.                Tri-Party Agreement, dated February 20, 2019, among LW, Columbia State Bank and G-2 Farming, LLC;

g.               Tri-Party Agreement, dated February 27, 2019, among LW, Northwest Farm Credit Services, PCA and Horning Bros, LLC;

h.              Tri-Party Agreement, dated March 5, 2019, among LW, Northwest Farm Credit Services, PCA and Ted Tschirky Farms;

i.                  Tri-Party Agreement, dated March 11, 2019, among LW, KeyBank NA and Black Rock Ag, Inc.;

j.                 Tri-Party Agreement, dated March 5, 2019, among LW, KeyBank NA and Ceres Ag, LLC;

k.              Tri-Party Agreement, dated March 8, 2019, among LW, Washington Trust Bank and Diamondback Farms, LLC;

l.                  Tri-Party Agreement, dated April 1, 2019, among LW, Washington Trust Bank and L. J. Olsen, Inc.;

m.          Tri-Party Agreement, dated December 11, 2018, among LW, Northwest Farm Credit Services, PCA and Lakeview Ag & Livestock , LLC;

n.              Tri-Party Agreement, dated March 25, 2019, among LW, KeyBank NA and Balcom and Moe;

o.              Tri-Party Agreement, dated April 10, 2019, among LW, Northwest Farm Credit Services, PCA and Hirai Farms, LLC.;

p.              Tri-Party Agreement, dated May 10, 2019, among LW, Washington Trust Bank and Johnson Agriprises; and

q.              Tri-Party Agreement, dated March 20, 2019, among LW, Northwest Farm Credit Services, PCA and Ritchey Toevs Farms.

Schedule 8.02

Liens Existing on the Closing Date

None.

Schedule 8.04

Investments Existing on the Closing Date

1.             Each Investment listed on Schedule 8.01 is incorporated herein by reference.

2.             Investments in Existing Joint Ventures.

Schedule 8.09

Restrictive Agreements Existing on the Closing Date

None.

Schedule 11.02

Certain Addresses for Notices

(i)                         For the Administrative Agent:

Northwest Farm Credit Services, PCA

9915 St. Thomas Drive

Pasco, WA 99301

Attention: Dennis Bigness

Email: Dennis.bigness@northwestfcs.com

(ii)                      For each Loan Party:

Lamb Weston Holdings, Inc.

599 S. Rivershore Lane
Eagle, Idaho 83616
Attention:  Eryk J. Spytek
Email: eryk.spytek@lambweston.com
Borrower’s website: www.lambweston.com

with a copy to

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Charles N. Bensinger III

Facsimile: 1-212-755-7306

Email: cnbensinger@jonesday.com

Schedule 11.06(e)

Voting Participants

Lender	Voting Participant	Term A Loan Commitment	Resulting Term A Loan Commitment/ Participation	Resulting Applicable Percentage of Term A Loan
Northwest Farm Credit Services, PCA		$300,000,000.00	$45,000,000.00	15.000000000%
	CoBank, FCB		$45,000,000.00	15.000000000%
	American AgCredit, FLCA		$40,000,000.00	13.333333333%
	Farm Credit Services of America, FLCA		$35,000,000.00	11.666666667%
	Farm Credit East, ACA		$30,000,000.00	10.000000000%
	Farm Credit West, FLCA		$30,000,000.00	10.000000000%
	Capital Farm Credit, FLCA		$20,000,000.00	6.666666667%
	GreenStone Farm Credit Services, FLCA		$18,000,000.00	6.000000000%
	Farm Credit Mid-America, FLCA		$18,000,000.00	6.000000000%
	AgCountry Farm Credit Services, FLCA		$15,000,000.00	5.000000000%
	AgChoice Farm Credit, ACA for itself and/or agent / nominee for AgChoice Farm Credit, FLCA		$4,000,000.00	1.333333333%
Total		$300,000,000.00	$300,000,000.00	100.0000000000%

EXHIBIT A-1

FORM OF LOAN NOTICE

Date:             ,

To:                             Northwest Farm Credit Services, PCA, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 28, 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Lamb Weston Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

The undersigned hereby requests (select one):

☐A Borrowing of [Term A Loans][Incremental Term Loans]

☐A conversion or continuation of [Term A Loans][Incremental Term Loans]

1.                                      On                                                    (a Business Day).

2.                                      In the amount of

3.                                      Comprised of [Base Rate][Eurodollar Rate] Loans

4.                                      For Eurodollar Rate Loans:  with an Interest Period of      [week][month[s]].

[SIGNATURE PAGE FOLLOWS]

[The Borrower hereby represents and warrants that the conditions specified in Sections 5.02(a) and (b) of the Credit Agreement shall be satisfied on and as of the date of the Borrowing.]1

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

1  To be included only for new Borrowings.

A-1-2

EXHIBIT B

FORM OF NOTE

       ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 28, 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Loans made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan is denominated in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  The Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders that Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lamb Weston Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on an IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

C-1-1

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants that Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lamb Weston Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

C-2-1

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lamb Weston Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

C-3-1

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 28, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lamb Weston Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

C-4-1

Date:	, 20[ ]

C-4-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:          ,

To:          Northwest Farm Credit Services, PCA, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 28, 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Lamb Weston Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the                                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The Borrower has delivered [(i)] the year-end audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower and its consolidated Subsidiaries ended as of the above date, together with the report of an independent certified public accountant of recognized national standing (without a “going concern” or like qualification or exception (except for qualifications or exceptions resulting from pending maturity of Indebtedness under the Credit Agreement)) required by such section [and (ii) the consolidated balance sheet and related statements of income and cash flows of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year.]1  Such financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries [or its Restricted Subsidiaries, as applicable,] in accordance with GAAP [(except, in the case of the financial statements of the Borrower and its Restricted Subsidiaries, for the exclusion of Unrestricted Subsidiaries)] as at the end of and for such fiscal year.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The Borrower has delivered the unaudited consolidated balance sheet and related statements of income and cash flows required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower and its Subsidiaries ended as of the above date.  Such financial statements fairly present the consolidated financial condition and results of operations of the

1 To be included if the Borrower has any Unrestricted Subsidiaries.

Borrower and its consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject to normal year-end and audit adjustments and the absence of certain footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by such financial statements.

3.             Based on the review described in paragraph 2 hereof,

[select one:]

[to the knowledge of the undersigned, during such fiscal period no Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, the following is a list of each Default that has occurred during such fiscal period and (i) its nature and status and (ii) any action taken or proposed to be taken with respect to such Default.]

4.             to the knowledge of the undersigned, since [the date of the audited financial statements referred to in Section 6.04(a) of the Credit Agreement]2 [the date of the most recently delivered audited annual financial statements]3, the Borrower has not had any change in GAAP or the application thereof [except as follows           , and such change has had the following effect on the attached financial statements:               ].

5.             The financial covenant analyses and information demonstrating compliance with Section 8.11 of the Credit Agreement set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

6.             Attached hereto as Schedule 3 is a schedule containing [(i)] a report setting forth the information required by Section 4(f) of the Security Agreement or confirmation that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate delivered prior hereto [(ii) a list of any Instrument, Tangible Chattel Paper or Document that is required to be delivered concurrently with this Certificate pursuant to Section 4(a)(i) of the Security Agreement,] [and] [[(ii)][(iii)] an updated Schedule 2(c) to the Security Agreement containing information required by Section 4(d) thereof with respect to Commercial Tort Claims not previously disclosed to the Administrative Agent, [and] [(iii)][(iv)] a listing of any Patents, Trademarks or Copyrights required to be disclosed by Section 5 of the Security Agreement [and]

2 To be used for the initial Compliance Certificate.

3 To be used for all Compliance Certificates after the initial Compliance Certificate.

[(iv)][(v)] a list of any Pledged Equity required to be disclosed pursuant to Section 4(g) of the Security Agreement].4

[SIGNATURE PAGE FOLLOWS]

4 To be included with Compliance Certificate, if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                    ,                          .

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

D-4

SCHEDULE 1

to Compliance Certificate

[Audited annual][Unaudited quarterly] financial statements

For the [Year][Quarter] ended

For the Quarter/Year ended

SCHEDULE 2
to Compliance Certificate
($ in 000’s)

I.                Consolidated Net Leverage Ratio.

A.            Consolidated EBITDA

1.	Consolidated Net Income: (Line A.1(i)- A.1(ii)- A.1(iii)- A.1(vi)- A.1(v))	$

	(i) The consolidated net income (or loss) attributable to the Borrower for such period determined on a consolidated basis in accordance with GAAP	$

(ii) to the extent included in the Borrower’s net income, the net income (or loss) of any Person that is not a Restricted Subsidiary, except (x) to the extent such income has actually been distributed in cash to the Borrower or any Restricted Subsidiary during such period and (y) in the case of the Existing Joint Ventures, for other equity of the Borrower and its Restricted Subsidiaries in the earnings of the Existing Joint Ventures in excess of the amount included pursuant to clause (1)(i)(x) so long as the amount included in this clause (1)(i)(y) for any period does not exceed 6.0% of Consolidated EBITDA for such period

$

	(iii) to the extent included in the Borrower’s net income, gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP	$

	(iv) to the extent included in the Borrower’s net income, the cumulative effect of any change in accounting principles	$

	(v) to the extent included in the Borrower’s net income, gains and losses from dispositions of assets outside the ordinary course of business or upon early retirement of Indebtedness	$

2.	Other than with respect to clause (iv) below, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication:

(i)	Consolidated Interest Expense (Line A.2(i)(1)- A.2(i)(2)+ A.2(i)(3))	$

(1) All interest in respect of Consolidated Funded Indebtedness (including the interest component of synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products) accrued during such period (whether or not actually paid during such period) determined after giving effect to any net payments made or received under interest rate Swap Contracts

$

(2) The sum of (i) all interest income during such period and (ii) to the extent included in clause (i) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including write-offs or amortization of fees and expenses related to Permitted Receivables Financings), and amounts paid (or plus any amounts received) on early terminations of Swap Contracts

$

	(3) The loss or discount on the sale of Transferred Assets to any Receivables Financier in connection with a Permitted Receivables Financing	$

(ii)

provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations

$

(iii)

depreciation and amortization expense and all other non-cash charges (including impairment charges), expenses or losses (except for any such expense that (x) requires accrual of a reserve for anticipated future cash payments for any period or (y) represents a write-down of current assets)

$

(iv)

(1) pro forma costs savings permitted to be reflected in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Exchange Act of 1934 and (2) the amount of pro forma cost savings, operating expense reductions and synergies (collectively,

 “Cost Savings”) that are reasonably expected by the Borrower to result over the next succeeding four Fiscal Quarter period (calculated as though such Cost Savings had been realized on the first day of such period) as a result of, or in connection with, actions (including Permitted Acquisitions or Dispositions outside the ordinary course of business) consummated during such period or expected to be taken within twelve months, provided that (A) such Cost Savings are reasonably identifiable, quantifiable and factually supportable, (B) the aggregate amount of such Cost Savings added pursuant to this clause (iv)(2) during such period shall not exceed an amount equal to 10% of Consolidated EBITDA for such period (calculated without giving effect to any amounts added back pursuant to this clause (iv)(2)) and (C) such pro forma Cost Savings shall only be added back for quarters ending on or prior to the last day of the fourth full Fiscal Quarter following the applicable action, and in each case described in this clause (iv), no Cost Savings shall be added pursuant to this clause (iv) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period

$

(v)

(1) non-recurring, extraordinary or unusual cash charges, expenses or losses not exceeding $25,000,000 in any four Fiscal Quarter period and (2) all charges, expenses or losses in connection with the Transactions that are incurred or accrued prior to the second anniversary of the Closing Date

$

(vi)	any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition	$

(vii)

the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including any write-offs or amortization of fees and expenses related to Permitted Receivables Financings)

$

(viii)	losses from foreign exchange translation adjustments or Swap Contracts during such period	$

	(ix)	losses associated with discontinued operations (but only after such operations are no longer owned or operated by the Borrower or a Restricted Subsidiary)	$

	(x)	acquisition integration costs and fees, including cash severance payments made in connection with acquisitions	$

(xi)

any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (provided that such net cash proceeds shall not increase the Available Amount)

$

(xii)

the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) or early extinguishment of Indebtedness to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R “Business Combinations” but are required under such statement to be expensed currently

$

2.1	Line A.2(i) +A.2(ii) + A.2(iii) + A.2(iv) + A.2(v) + A.2(vi) + A.2(vii) + A.2(viii) + A.2(ix) + A.2(x) + A.2(xi) + A.2(xii)		$

3.	The following to the extent included in the determination of Consolidated Net Income for such period, without duplication:

(i)                       non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Contracts during such period (but excluding any non-cash credits, income or gains that represent an accrual in the ordinary course)

$

	(ii) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Contracts)	$

	(iii) any federal, state, local and foreign income tax credits	$

	(iv) income associated with discontinued operations (but only after such operations are no longer owned or operated by the Borrower or a Restricted Subsidiary)	$

3.1	Line A.3(i) +A.3(ii) + A.3(iii) + A.3(iv))	$

4	Consolidated EBITDA (Line A.1 + Line A.2.1 — Line A.3.1)	$ [1]

B. Consolidated Funded Indebtedness:

The sum of:

(i) the outstanding principal amount of all obligations for borrowed money, whether current or long-term (including the Loans) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made

$

(ii) all obligations arising under letters of credit (including standby and commercial), but only to the extent consisting of unpaid reimbursement obligations in respect of drawn amounts under letters of credit

$

(iii) all Capitalized Lease Obligations	$

1  Provided that Consolidated EBITDA for certain periods specified in the definition thereof in the Credit Agreement shall be the amount specified, or determined as set forth, therein.

(iv) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments, and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet in accordance with GAAP

$

	(v) all Disqualified Equity Interests of the Borrower and its Restricted Subsidiaries	$

	(vi) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (i) through (v) above of a Person that is not Borrower or any of its Restricted Subsidiaries	$

(vii) all Indebtedness of the types referred to in clauses (i) through (vi) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity) in which the Borrower or any of its Restricted Subsidiaries is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person

$

1.	Consolidated Funded Indebtedness (Line B(i)+ B(ii)+ B(iii)+ B(iv)+ B(v)+ B(vi)+ B(vii))	$

C. Consolidated Net Leverage Ratio (Line I.C.1 : Line I.C.2):	:

1.

Consolidated Funded Indebtedness (Line I.B.1), minus (i) unrestricted cash and Cash Equivalents of Loan Parties (cash or Cash Equivalents (x) placed on deposit with a trustee to discharge or defease Indebtedness or (y) to the extent proceeds of Indebtedness incurred to finance an acquisition and held in escrow pending the consummation of such acquisition to consummate such acquisition or prepay such Indebtedness shall be considered unrestricted to the extent the related Indebtedness is included in Consolidated Funded Indebtedness) and (ii) to the extent not prohibited from being distributed to a Loan Party pursuant to any Law, Contractual Obligation or Organization Document, 75% of the amount of unrestricted cash and Cash Equivalents of Restricted Subsidiaries that are not Loan Parties (cash or Cash Equivalents segregated or held in escrow to prepay Indebtedness or to consummate an acquisition shall be considered unrestricted)

$

to

2.

Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 7.01(a) or (b) of the Credit Agreement).

$

II. Consolidated Interest Coverage Ratio. (Line II(i) : Line II(ii))	:

The ratio, determined as of the end of each Fiscal Quarter of the Borrower for the most-recently ended four Fiscal Quarters, of :

	(i) Consolidated EBITDA (Line I.A.4)	$

to

(ii) Consolidated Interest Expense paid or payable in cash (and, to the extent not otherwise included in Consolidated Interest Expense, the loss or discount on the sale of Transferred Assets to any Receivables Financier in connection with a Permitted Receivables Financing).

$

SCHEDULE 3

to Compliance Certificate

For the [Year][Quarter] ended

☐ By checking this box, the Borrower confirms that except as previously disclosed, no Obligor has had any change to its legal name, jurisdiction of formation or form of organization at or before the date of this Compliance Certificate.

☐ By checking this box, the Borrower confirms that there is no change in the Collateral required to be delivered to the Administrative Agent pursuant to Section 4(a)(i) of the Security Agreement since the [Closing Date][date of the last such list]. If you check this box, please write “None” on the list below.

Below is a list of all Instrument, Tangible Chattel Paper or Document required to be delivered to the Administrative Agent pursuant to Section 4(a)(i) of the Security Agreement:

(please add more lines as necessary)

☐ By checking this box, the Borrower confirms that there are no updates to Schedule 2(c) to Security Agreement with respect to Commercial Tort Claims not previously disclosed to the Administrative Agent. If you check this box, please write “None” on the list below.

Below is a list of updates to Schedule 2(c) to Security Agreement with respect to Commercial Tort Claims not previously disclosed to the Administrative Agent:

(please add more lines as necessary)

☐ By checking this box, the Borrower confirms that except as previously disclosed, there are no updates to the listing of any Patents, Trademarks or Copyrights required to be disclosed by Section 5 of the Security Agreement. If you check this box, please write “None” on the list below.

Below is a listing of any Patents, Trademarks or Copyrights required to be disclosed by Section 5 of the Security Agreement and not previously disclosed to the Administrative Agent:

(please add more lines as necessary)

☐ By checking this box, the Borrower confirms that except as previously disclosed, since the [Closing Date][date of the last such list] no Obligor has acquired any Pledged Equity consisting of an interest in a partnership or a limited liability company that (and the terms of any such existing Pledged Equity have not changed so that it) (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset. If you check this box, please write “None” on the list below.

Below is a listing of any Pledged Equity required to be disclosed by Section 4(g) of the Security Agreement and not previously disclosed to the Administrative Agent:

(please add more lines as necessary)

EXHIBIT E

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of              , 20  , is by and between             , a              ,  (the “New Subsidiary”), and Northwest Farm Credit Services, PCA, in its capacity as Administrative Agent under that certain Credit Agreement, dated as of June 28, 2019 (as amended, restated, amended and restated, modified and supplemented from time to time, the “Credit Agreement”) by and among LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and NORTHWEST FARM CREDIT SERVICES, PCA, as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Pursuant to the terms and conditions of Section 7.10 of the Credit Agreement, the New Subsidiary is required to become a Guarantor.

Accordingly, the New Subsidiary hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:

1.                                    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a Guarantor for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each holder of the Obligations, as provided in Article IV, and subject to the limitations set forth therein, of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.                                    [The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, except during a Collateral Suspension Period, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the ratable benefit of the holders of the Secured Obligations (as such term is defined in the Security Agreement), a continuing security interest in, any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in the Security Agreement) of the New Subsidiary.  The New Subsidiary hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, that the supplements to the schedules to the Perfection Certificate attached hereto as Annex I are true and correct in all material respects (except the information therein with respect to the exact legal name of the New Subsidiary shall be correct and complete in all respects).

3.                                    In furtherance of the foregoing, the New Subsidiary hereby grants and pledges to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in and any and all right, title and interest of the New Subsidiary in and to all Pledged Equity listed on the attached schedules to the Perfection Certificate and all other Collateral to secure the prompt payment and performance in full when due, whether at stated maturity, by acceleration, as a mandatory prepayment or otherwise, of the Secured Obligations.]1

4.                                    The New Subsidiary hereby waives acceptance by the Administrative Agent, the Lenders and each other holder of the Obligations of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

5.                                    This Agreement may be executed in counterparts (and by the different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

6.                                    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

1  To be included only if a Collateral Suspension Period is not in effect.

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NEW SUBSIDIARY:	[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

NORTHWEST FARM CREDIT SERVICES, PCA, as Administrative Agent

By:
Name:
Title:

Annex I

Supplements to Perfection Certificate Schedules

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, modified and supplemented from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1                                           For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2                                           For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3                                           Select as appropriate.

4                                           Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate if such Assignee is a Lender or an [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower(s):  Lamb Weston Holdings, Inc., a Delaware corporation

4.                                      Administrative Agent:  Northwest Farm Credit Services, PCA, as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:  Credit Agreement, dated as of June 28, 2019, among Lamb Weston Holdings, Inc., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent

6.                                      Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.                                  Trade Date:                                                 ]10

Effective Date:                    , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

5                                           List each Assignor, as appropriate.

6                                           List each Assignee, as appropriate.

7                                           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term A Loan Commitment”, “Incremental Term Loan Commitment” etc.).

8                                           Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9                                           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10                                      To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][11] Accepted:

NORTHWEST FARM CREDIT SERVICES, PCA, as
Administrative Agent

By:
Name:
Title:

[Consented to:][12]

By:
Name:
Title:

11                                       To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

12                                       To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it [is][is not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation (including any tax forms or documentation) required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G-1

[FORM OF]
 PERMITTED PARI PASSU INTERCREDITOR AGREEMENT

Dated as of [      ], 20[  ]

among

BANK OF AMERICA, N.A.,
as Administrative Agent for the Credit Agreement Secured Parties,

NORTHWEST FARM CREDIT SERVICES, PCA
as the Additional First Lien Agent,

NORTHWEST FARM CREDIT SERVICES, PCA

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

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PERMITTED PARI PASSU INTERCREDITOR AGREEMENT, dated as of [            ], 20[   ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among BANK OF AMERICA, N.A., as collateral agent and administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), NORTHWEST FARM CREDIT SERVICES, PCA, as collateral agent for the Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional First Lien Agent”), NORTHWEST FARM CREDIT SERVICES, PCA, as Authorized Representative (as defined below) for the Initial Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional First Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity, and acknowledged and agreed by LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Borrower”) and the other Grantors (as defined below) party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Additional First Lien Agent (for itself and on behalf of the Additional First Lien Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                   Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein.  As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement; provided, that following the Discharge of the Initial Additional First Lien Obligations, the Additional First Lien Agent shall be the Authorized Representative of a Series of Additional First Lien Obligations then outstanding as designated by (i) if prior to the Discharge of Credit Agreement Obligations, the Major Non-Controlling Authorized Representative, or (ii) if after the Discharge of Credit Agreement Obligations, the Applicable Authorized Representative.

“Additional First Lien Debt Documents” means, with respect to the Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations and any Refinancing of such debt, the notes, indentures, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First Lien Debt Documents and the Additional First Lien Security Documents and each other agreement entered into for the purpose of securing the

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Initial Additional First Lien Obligations or any Series of Additional First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First Lien Obligations) has been designated as Additional First Lien Obligations pursuant to Section 5.13 hereto.

“Additional First Lien Obligations” means all amounts owing to any Additional First Lien Secured Party (including the Initial Additional First Lien Secured Parties) pursuant to the terms of any Additional First Lien Debt Document (including the Initial Additional First Lien Debt Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First Lien Debt Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnification, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First Lien Secured Parties.

“Additional First Lien Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y)  the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative

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Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First Lien Agent.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any Additional Senior Class Debt or Additional Senior Class Debt Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative named as the “New Representative” for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, administration, rearrangement, judicial management, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar federal, state, or foreign debtor relief laws (including under any applicable corporate statute) of the United States or other applicable jurisdictions from time to time in effect.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to any Lien created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Administrative Agent, and (ii) in the case of the Additional First Lien Obligations, the Additional First Lien Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2016, among the Borrower, the other Grantors from time to time party thereto, the Administrative Agent, the lenders from time to time party thereto and the other parties from time to time party thereto, as amended, restated, amended and restated, extended, supplemented, Refinanced or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other Loan Documents (as such term is defined in the Credit Agreement).

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“Credit Agreement Obligations” means the “Obligations” (as such term is defined in the Credit Agreement).

“Credit Agreement Secured Parties” means the Secured Parties (as such term is defined in the Security Agreement).

“Credit Agreement Security Agreement” means that certain Security and Pledge Agreement, dated as of November 9, 2016, among the Borrower, the other Grantors from time to time party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Security Documents” means the Credit Agreement Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, except (x) in connection with a Refinancing pursuant to Section 2.08 and (y) as set forth in the definition of “Discharge of Credit Agreement Obligations”:

(a)  payment in full in cash of all First Lien Obligations of such Series (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(b)  termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations of such Series; and

(c)  termination of all letters of credit issued under the Credit Agreement Loan Documents or Additional First Lien Debt Documents, as applicable, or providing cash collateral or backstop letters of credit acceptable to the Administrative Agent or applicable Additional First Lien Agent, respectively, or the applicable issuing bank, in an amount and in a manner reasonably satisfactory thereto.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations; provided, that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Debt Document which has been designated in writing by the Administrative Agent (under the Credit Agreement as so Refinanced) to the Additional First Lien Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

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“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Debt Document.

“First Lien Debt Documents” means, collectively, (i) the Credit Agreement Loan Documents, and (ii) the Additional First Lien Debt Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means (i) the Credit Agreement Security Documents, and (ii) the Additional First Lien Security Documents.

“Grantors” means the Borrower and each other Restricted Subsidiary of the Borrower that has granted a security interest to any First Lien Secured Party pursuant to any First Lien Debt Document.  The Grantors (other than the Borrower) existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First Lien Agreement” means that certain Credit Agreement, dated as of June 28, 2019, among the Borrower, the other Grantors from time to time party thereto, the Additional First Lien Agent, as administrative agent, the lenders from time to time party thereto and the other parties from time to time party thereto, as amended, restated, amended and restated, extended, supplemented, Refinanced or otherwise modified from time to time.

“Initial Additional First Lien Debt Documents” means the Initial Additional First Lien Agreement, the Initial Additional First Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.

“Initial Additional First Lien Obligations” means the “Obligations” as such term is defined in the Initial Additional First Lien Security Agreement.

“Initial Additional First Lien Secured Parties” means the Additional First Lien Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First Lien Obligations outstanding under the Initial Additional First Lien Agreement.

“Initial Additional First Lien Security Agreement” means the security and pledge agreement, dated as of the date hereof, among the Borrower, the other Grantors from time to time

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party thereto and the Additional First Lien Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)                                 any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, arrangement (including under any applicable corporate statute), recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)                                 any liquidation, dissolution or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)                                 any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First Lien Obligations and add Additional First Lien Secured Parties hereunder.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral; provided, however, that if there are two outstanding Series of Additional First Lien Obligations which have an equal outstanding principal amount, the Series of Additional First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

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“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 120 days (throughout which 120 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Debt Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pledged or Controlled Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof or of any account in which such Shared Collateral is held perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.  Pledged or Controlled Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper or any Deposit Account, commodities account or securities account, in each case, delivered to or in the possession or control of the Collateral Agent under the terms of the First Lien Debt Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for

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such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacities as such), and (iii) the Additional First Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations, and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Document, which pursuant to any Joinder Agreement are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations hold a valid and perfected security interest at such time.  If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02.                                   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, amended and restated, supplemented or otherwise modified (as permitted hereby, if applicable) and, with respect to any statute or regulation, all statutory and regulatory provisions consolidating, replacing or interpreting such statute or regulation, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

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SECTION 1.03.                                   Impairments.  It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series).  In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.                                   Priority of Claims.

(a)                                 Anything contained herein or in any of the First Lien Debt Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor (including any adequate protection payments) or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any First Lien Debt Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable First Lien Debt Documents; provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of First Lien Obligations and solely for purposes of this clause SECOND and not any other

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documents governing First Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and (iii) THIRD, after the Discharge of all First Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.  If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).  Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b)                                 It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant First Lien Debt Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c)                                  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the First Lien Debt Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(d)                                 Notwithstanding anything in this Agreement or any other First Lien Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03, 2.04 or 2.15 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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SECTION 2.02.           Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)                                 Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral).  At any time when the Administrative Agent is the Applicable Collateral Agent, no Additional First Lien Secured Party shall, or shall instruct any Collateral Agent to, and no Collateral Agent (other than the Applicable Collateral Agent) shall commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent (or a person authorized by it), acting in accordance with the Credit Agreement Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)                                 With respect to any Shared Collateral at any time when the Additional First Lien Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or non judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c)                                  Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral.  No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral.  The foregoing shall not be construed to limit the rights and

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priorities of any First Lien Secured Party, any Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)                                 Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03.           No Interference; Payment Over.

(a)                                 Each First Lien Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) exercise, or direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b)                                 Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement, other than this

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Agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral,  and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04.           Automatic Release of Liens.

(a)                                 If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b)                                 Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent or the Borrower to evidence and confirm any release of Shared Collateral provided for in this Section 2.04.

SECTION 2.05.           Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)                                 This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding, including any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any Subsidiary of a Grantor.  Without limiting the generality of the foregoing, it is acknowledged and agreed that this Agreement constitutes an agreement within the scope of Section 510(a) of the Bankruptcy Code, including with respect to the provisions of this Article II, and all references to “Grantor” shall include any Grantor as debtor and debtor in possession (and any receiver, trustee, or other estate representative for such Grantor, as the case may be) in any Insolvency or Liquidation Proceeding.

(b)                                 If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such

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DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-á-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-á-vis the First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First Lien Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or their Authorized Representative that does not or shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06.           Reinstatement.  In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code or any other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07.           Insurance.  As between the First Lien Secured Parties, the Applicable Collateral Agent (and in the case of the Additional First Lien Agent acting in such capacity, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08.           Refinancings.  The First Lien Obligations of any Series may be Refinanced, in whole or in part, or otherwise amended or modified from time to time, in each case,

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without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Debt Document) of, any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09.           Applicable Collateral Agent as Gratuitous Bailee for Perfection.

(a)                                 The Pledged or Controlled Collateral shall be delivered, or control thereof shall be transferred, to the Applicable Collateral Agent, and the Applicable Collateral Agent agrees to hold (and, pending delivery or transfer of control of the Pledged or Controlled Collateral to the Applicable Collateral Agent, each other Collateral Agent and each Authorized Representative agrees to hold) any Shared Collateral constituting Pledged or Controlled Collateral that is part of the Collateral from time to time in its possession or control (or in the possession or control of any agent or bailee) as gratuitous bailee for the benefit of and on behalf of each other First Lien Secured Party and any assignee, or if the Applicable Collateral Agent shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Applicable Collateral Agent agrees to take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, in each case, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable First Lien Debt Documents, subject to the terms and conditions of this Section 2.09; provided, that at any time the Administrative Agent ceases to be the Applicable Collateral Agent, the Administrative Agent, at the request of the Additional First Lien Agent, shall promptly deliver all Pledged or Controlled Collateral to the Additional First Lien Agent, in its capacity as the successor Applicable Collateral Agent, together with any necessary endorsements (or otherwise allow the Additional First Lien Agent to obtain control of such Pledged or Controlled Collateral).  Upon the written request of the Applicable Collateral Agent, the Borrower shall take such further action as is reasonably required to effectuate the transfer contemplated hereby.

(b)                                 In the event that any First Lien Secured Party other than the Applicable Collateral Agent receives any Pledged or Controlled Collateral, then such First Lien Secured Party shall promptly deliver, or transfer control of, such Pledged or Controlled Collateral (including any Proceeds therefrom), together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, to the Applicable Collateral Agent.

(c)                                  In the event that the Applicable Collateral Agent (or any agent or bailee thereof) has Lien filings against Intellectual Property (as defined in the Credit Agreement Security Agreement) that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the Applicable Collateral Agent, agrees to hold such Liens as sub-agent and gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, in each case, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable First Lien Debt Documents, subject to the terms and conditions of this Section 2.09.

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(d)                                 The duties and responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Pledged or Controlled Collateral as gratuitous bailee or sub-agent, as applicable, for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties thereon.

SECTION 2.10.           Amendments to First Lien Security Documents.

(a)                                 Without the prior written consent of the Administrative Agent, the Additional First Lien Agent, on behalf of itself and each other Additional First Lien Secured Party, agrees that no Additional First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First Lien Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)                                 Without the prior written consent of the Additional First Lien Agent, in its capacity as a Collateral Agent, the Administrative Agent agrees that no Credit Agreement Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)                                  In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01.           Determinations with Respect to Amounts of Liens and Obligations.  Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower.  Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

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ARTICLE IV

The Applicable Collateral Agent

SECTION 4.01.           Authority.

(a)                                 Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.

(b)                                 In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Debt Documents, as applicable, pursuant to which the Applicable Collateral Agent is the Collateral Agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties.  Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.  Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or any First Lien Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Debt Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, in each case, in a manner that would not violate the terms of this Agreement (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by any Grantor or any Subsidiary of a Grantor, as debtor-in-possession.  Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction,

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without the consent of each Authorized Representative representing holders of First Lien Obligations for which such Collateral constitutes Shared Collateral.

SECTION 4.02.             The Applicable Collateral Agent shall not have any duties or obligations to any First Lien Secured Party except those expressly set forth herein and in any other First Lien Debt Document. Without limiting the generality of the foregoing, the Applicable Collateral Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(c)                                  shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Collateral Agent or any of its Affiliates in any capacity;

(d)                                 shall not, except as expressly set forth herein, be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate from the Borrower stating that such action is not prohibited by the terms of this Agreement. The Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default and referencing the applicable First Lien Debt Documents is given to the Applicable Collateral Agent;

(e)                                  shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any First Lien Debt Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Collateral Agent; and

(f)                                   need not segregate money held hereunder from other funds except to the extent required by law or as otherwise agreed in writing and shall be under no liability for

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interest on any money received by it hereunder except to the extent required by law or as otherwise agreed in writing.

ARTICLE V

Miscellaneous

SECTION 5.01.           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)                                 if to the Administrative Agent, to it at:

Bank of America, N.A.

[                        ]1

(b)                                 if to the Additional First Lien Agent or the Initial Additional Authorized Representative, to it:

Northwest Farm Credit Services, PCA

[                        ]2;

(c)                                  if to any Grantor, to the Borrower, at:

c/o Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Attention: Eryk J. Spytek

Email: eryk.spytek@conagra.com

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Charles N. Bensinger III

Facsimile: 1-212-755-7306

Email: cnbensinger@jonesday.com

(d)                                 if to any other Applicable Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

1  To be provided by Administrative Agent/Cahill.

2  To be provided by Additional First Lien Agent/MVA

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Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, sent by facsimile, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth above or from time to time, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.  As agreed to in writing among each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02.                                   Waivers; Amendment; Joinder Agreements.

(a)                                 No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and, each Collateral Agent; provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases or could reasonably be expected to increase the obligations or reduces or could reasonably be expected to reduce the rights of, imposes additional duties on, or otherwise adversely affects the Borrower or any other Grantor, shall require the consent of the Borrower.

(c)                                  Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d)                                 Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may, and at the request of the Borrower shall, effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or any Refinancing of First Lien Obligations in compliance with the Credit Agreement and the other First Lien Debt Documents; provided, that the Collateral Agents may condition their execution and delivery of any such

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amendment or modification on receipt of an officer’s certificate from the Borrower certifying that such incurrence or Refinancing is permitted by the then extant First Lien Debt Documents.

SECTION 5.03.                                   Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other First Lien Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04.                                   Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05.                                   Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06.                                   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07.                                   GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08.                                   Submission to Jurisdiction Waivers; Consent to Service of Process.  Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Debt Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action

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or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09.                                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10.                                   Headings.  Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11.                                   Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First Lien Debt Documents, the provisions of this Agreement shall control.

SECTION 5.12.                                   Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another.  None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04 or  2.09) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Debt Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.10 and Article V).  Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which

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are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13.                                   Additional Senior Debt.  To the extent, but only to the extent, permitted by the provisions of the then extant First Lien Debt Documents, the Grantors may incur additional indebtedness and related obligations after the date hereof that is permitted by the then extant First Lien Debt Documents to be incurred and secured by any asset of a Grantor that would constitute Shared Collateral on an equal and ratable basis as the Liens securing the First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”).  Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Debt Documents relating thereto, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

(i)                                     such Additional Senior Class Debt Representative, each Collateral Agent, the Applicable Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Collateral Agent, the Additional Senior Class Debt Representative and the Borrower) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)                                  the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First Lien Debt Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First Lien Obligations and the initial aggregate principal amount or face amount thereof;

(iii)                               all filings, recordations and/or amendments or supplements to the First Lien Debt Documents necessary or desirable in the reasonable judgment of the Additional First Lien Agent as a Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First Lien Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of the Additional First Lien Agent); and

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(iv)                              the Additional First Lien Debt Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional First Lien Agent will continue to act in its capacity as Additional First Lien Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14.                                   Agent Capacities.  Except as expressly provided herein or in the Credit Agreement Security Documents, Bank of America, N.A. is acting in the capacity of Administrative Agent.  Except as expressly provided herein or in the Additional First Lien Security Documents, Northwest Farm Credit Services, PCA is acting in the capacity of Additional First Lien Agent solely for the Additional First Lien Secured Parties.  Except as expressly set forth herein, neither the Administrative Agent nor the Additional First Lien Agent shall have any duties or obligations hereunder in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable First Lien Debt Documents.

SECTION 5.15.                                   Integration.  This Agreement together with the other First Lien Debt Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Debt Documents.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ],
as Additional First Lien Agent

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

Acknowledged and Agreed by:

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON ANNEX I HERETO

By:
Name:
Title:

ANNEX I

Grantors

Name	Jurisdiction of Organization

Annex I-1

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [                 ], 20[   ] (this “Joinder Agreement”), to PERMITTED PARI PASSU INTERCREDITOR AGREEMENT, dated as of June [28], 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Permitted Pari Passu Intercreditor Agreement”), among BANK OF AMERICA, N.A., as administrative agent and as collateral agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), NORTHWEST FARM CREDIT SERVICES, PCA, as collateral agent for the Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Additional First Lien Agent”), NORTHWEST FARM CREDIT SERVICES, PCA, as Authorized Representative for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party thereto for the other Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity, and acknowledged and agreed by LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Borrower”) and the other Grantors party thereto.

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Permitted Pari Passu Intercreditor Agreement.

B.                                    It is a condition to the ability of the Grantors to incur Additional First Lien Obligations and to secure Additional Senior Class Debt with the liens and security interests created by Additional First Lien Security Documents that the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt become an Authorized Representative and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof become subject to and bound by the Permitted Pari Passu Intercreditor Agreement pursuant to Section 5.13 of the Permitted Pari Passu Intercreditor Agreement by the execution and delivery of this Joinder Agreement by the Additional Senior Class Debt Representative.  Therefore, the undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the provision of the Permitted Pari Passu Intercreditor Agreement in order to become an Authorized Representative thereunder.

Accordingly, each Collateral Agent, the Applicable Authorized Representative and the New Representative agree as follows:

SECTION 1.                            In accordance with Section 5.13 of the Permitted Pari Passu Intercreditor Agreement, the New Representative by its signature below (i) becomes an Authorized Representative under the Permitted Pari Passu Intercreditor Agreement with all the rights and obligations of an Authorized Representative thereunder and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by the Permitted Pari Passu Intercreditor Agreement, in each case with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and (ii) the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Permitted Pari Passu Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First Lien Secured Parties.  Each reference to an “Authorized

Annex II-1

Representative” in the Permitted Pari Passu Intercreditor Agreement shall be deemed to include the New Representative.  The terms of the Permitted Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.

SECTION 2.                            The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement in its capacity as [agent] [trustee] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional First Lien Debt Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Permitted Pari Passu Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3.                            This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the New Representative.  Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.                            Except as expressly supplemented hereby, the Permitted Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                            THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.                            In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Permitted Pari Passu Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Permitted Pari Passu Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.                            The Borrower agrees to reimburse each Collateral Agent, in each case solely in accordance with the terms of the First Lien Debt Document applicable to such Collateral Agent, for its reasonable out-of-pocket expenses in connection with this Joinder

Annex II-2

Agreement including, to the extent included in the First Lien Debt Document applicable to such Collateral Agent, the reasonable fees, other charges and disbursements of counsel.

Annex II-3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Permitted Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Facsimile:

Annex II-4

Acknowledged by:

[BANK OF AMERICA, N.A.],
as the Applicable Collateral Agent

By:
Name:
Title:

[BANK OF AMERICA, N.A.],
as the Applicable Authorized Representative

By:
Name:
Title:

NORTHWEST FARM CREDIT SERVICES, PCA,
as a Collateral Agent

By:
Name:
Title:

[EACH OTHER COLLATERAL AGENT]

Annex II-5

Acknowledged by:

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex II-6

Schedule I to the
Joinder Agreement to the
Permitted Pari Passu Intercreditor Agreement

Grantors

Name	Jurisdiction of Organization

EXHIBIT G-2

[FORM OF]

JUNIOR PRIORITY INTERCREDITOR AGREEMENT

among

BANK OF AMERICA, N.A.,
as Senior Priority Representative for the First Lien Credit Agreement Secured Parties,

NORTHWEST FARM CREDIT SERVICES, PCA,

as Senior Priority Representative for the Initial Additional Senior Priority Credit Agreement Secured Parties

[           ],
as Second Priority Representative for the Initial Second Priority Debt Secured Parties,

and

each additional Representative from time to time party hereto

dated as of [        ], 20[  ]

G-2-1

JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [        ], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among BANK OF AMERICA, N.A. (“Bank of America”) as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), NORTHWEST FARM CREDIT SERVICES, PCA (“NWFCS”), as Representative for the Initial Additional Senior Priority Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Senior Priority Representative”), [          ], acting in its capacity as [trustee] [administrative agent] [and collateral agent] under the Initial Second Lien Debt Agreement, as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative “), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09, and acknowledged and agreed by LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Borrower”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Additional Senior Priority Representative (for itself and on behalf of the Initial Additional Senior Priority Credit Agreement Secured Parties), the Initial Second Lien Representative (for itself and on behalf of the Initial Second Priority Debt Secured Parties) and each additional Senior Priority Representative (for itself and on behalf of the Additional Senior Secured Parties under the applicable Additional Senior Priority Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Additional Second Priority Secured Parties under the applicable Additional Second Priority Debt Facility) agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.                                        Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Second Priority Debt” means any Indebtedness that is incurred, issued or guaranteed by the Borrower and/or any other Guarantor (other than Indebtedness constituting Initial Second Lien Debt Obligations) which Indebtedness and guarantees are secured by Liens on the Second Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) as the Liens securing the Initial Second Lien Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Second Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional Second Priority Debt incurred or issued by the Borrower after the incurrence or

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issuance of the Initial Second Lien Debt Obligations, then the Borrower, the Initial Second Lien Representative and the Representative for the holders of such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Second Priority Collateral Documents.

“Additional Second Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, (a) all principal of, and premium and interest, fees, and expenses (including, without limitation, any interest, fees, or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Second Priority Debt, (b) all other amounts payable to the related Additional Second Priority Secured Parties under the related Additional Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Second Priority Secured Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness or any other Additional Second Priority Debt Obligation, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Second Priority Debt Documents.

“Additional Senior Priority Debt” means any Indebtedness that is incurred, issued or guaranteed by the Borrower and/or any other Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations or Initial Additional Senior Priority Credit Agreement Obligations) which Indebtedness and guarantees are secured by Liens on the Senior Priority Collateral (or a portion thereof) having the same priority (but without regard to control of remedies) as the Liens securing the First Lien Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Second Priority Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Permitted Pari Passu Intercreditor Agreement pursuant to and by satisfying the conditions set forth therein. Additional Senior Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

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“Additional Senior Priority Debt Documents” means, with respect to any series, issue or class of Additional Senior Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures, or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Senior Priority Collateral Documents.

“Additional Senior Priority Debt Facility” means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Senior Priority Debt.

“Additional Senior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Senior Priority Debt, (a) all principal of, and premium and interest, fees, and expenses (including, without limitation, any interest, fees, or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Bankruptcy Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Priority Debt, (b) all other amounts payable to the related Additional Senior Secured Parties under the related Additional Senior Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Secured Parties” means, with respect to any series, issue or class of Additional Senior Priority Debt, the holders of such Indebtedness or any other Additional Senior Priority Debt Obligation, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Priority Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bank of America” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, administration, rearrangement, judicial management, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar federal, state, or foreign debtor relief laws (including under any applicable corporate statute) of the United States or other applicable jurisdictions from time to time in effect.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

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“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Closing Date” means the date hereof.

“Collateral” means the Senior Priority Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Priority Collateral Documents and the Second Priority Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means (a) all registered United States copyrights in all work that is subject to copyright protection pursuant to Title 17 of the United States Code, now existing or hereafter created or acquired, all registrations thereof, and all applications in connection therewith, including, without limitation, registrations and applications in the United States Copyright Office any similar office or agency of the United States, any state thereof or any other country or political subdivision thereof, or otherwise, and (b) all renewals thereof.

“Debt Facility” means any Senior Priority Debt Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Lien Representative, so long as the Second Priority Debt Facility under the Initial Second Lien Debt Documents is the only Second Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply, the “Applicable Authorized Representative” (or similarly defined term) (as defined in the Second Lien Intercreditor Agreement) at such time.

“Designated Senior Representative” means the “Applicable Collateral Agent” (or similarly defined term) (as defined in the Permitted Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge of Senior Obligations” means, except to the extent otherwise expressly provided in Section 5.06 and Section 6.04:

(a)  payment in full in cash of all Senior Obligations (other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made);

(b)  termination or expiration of all commitments, if any, to extend credit that would constitute Senior Obligations; and

G-2-5

(c)  termination of all letters of credit issued under the Senior Priority Debt Documents or providing cash collateral or backstop letters of credit reasonably acceptable to the applicable Senior Priority Representative or issuing bank in an amount and in a manner reasonably satisfactory to the applicable Senior Priority Representative and issuing bank.

“Disposition” means any conveyance, sale, lease, assignment, transfer, license or other disposition.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 10.06 of the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2016, among the Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto, Bank of America, as administrative agent and collateral agent, and the other parties thereto.

“First Lien Credit Agreement Credit Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” (as such term is defined in the First Lien Credit Agreement).

“First Lien Credit Agreement Secured Parties” means the Secured Parties (as such term is defined in the Security Agreement).

“Grantors” means the Borrower and each Subsidiary of the Borrower that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Guarantors” as defined in the First Lien Credit Agreement.

“Initial Additional Senior Priority Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent as provided in Section 10.06 of the Initial Additional Senior Priority Credit Agreement.

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“Initial Additional Senior Priority Credit Agreement” means that certain Credit Agreement, dated as of June 28, 2019, among the Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto, NWFCS, as administrative agent and the other parties thereto.

“Initial Additional Senior Priority Credit Agreement Credit Documents” means the Initial Senior Priority Credit Agreement and the other “Loan Documents” as defined in the Initial Senior Priority Credit Agreement.

“Initial Additional Senior Priority Credit Agreement Obligations” means the “Obligations” (as such term is defined in the Initial Senior Priority Credit Agreement).

“Initial Additional Senior Priority Credit Agreement Secured Parties” means the Secured Parties (as such term is defined in the Security Agreement (as such term is defined in the Initial Senior Priority Credit Agreement).

“Initial Second Lien Debt Agreement” mean that certain [Indenture] [Other Agreement], dated as of [               ], among [the Borrower], [the Guarantors identified therein] and [                  ], as [trustee][administrative agent].

“Initial Second Lien Debt Documents” means the Initial Second Lien Debt Agreement and the other “[Loan Documents]” as defined in the Initial Second Lien Debt Agreement.

“Initial Second Lien Debt Obligations” means the “[Obligations]” as defined in the Initial Second Lien Debt Agreement.

“Initial Second Priority Debt Secured Parties” means the holders of the Initial Second Lien Debt Obligations.

“Initial Second Lien Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor [administrative agent] [trustee] [and collateral agent] as provided in Section [     ] of the Initial Second Lien Debt Agreement.

“Insolvency or Liquidation Proceeding” means:

(1)                                 any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, arrangement (including under any applicable corporate statute), recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)                                 any liquidation, dissolution, or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

G-2-7

(3)                                 any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means, with respect to any Grantor, all intellectual and similar property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks and all related documentation and registrations and all additions, improvements or accessions to any of the foregoing.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex I or Annex II hereof required to be delivered by a Representative to the Designated Senior Representative or Designated Second Priority Representative, as the case may be, pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Priority Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Patents” means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.

“Permitted Pari Passu Intercreditor Agreement” means (i) an intercreditor agreement substantially in the form of Exhibit G-1 to the Initial Additional Senior Priority Credit Agreement, or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Senior Priority Representative with respect to each Senior Priority Debt Facility in existence at the time such intercreditor agreement is entered into and the Borrower, and which provides that the Liens securing all Indebtedness covered thereby shall be of equal priority (but without regard to the control of remedies).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Priority Representative or any Senior Priority Secured Party from a Second Priority Secured Party in respect of Shared Collateral pursuant to this Agreement and shall include all “proceeds,” as such term is defined in the UCC.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

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“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Priority Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the Second Priority Representative with respect to each Second Priority Debt Facility in existence at the time such intercreditor agreement is entered into and the Borrower, and which provides that the Liens securing all Indebtedness covered thereby shall be of equal priority (but without regard to the control of remedies).

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” (or equivalent term) as defined in any Initial Second Lien Debt Documents or any other Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the [“Collateral Documents”] as defined in the Initial Second Lien Debt Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt Documents” means (a) the Initial Second Lien Debt Documents and (b) any Additional Second Priority Debt Documents.

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“Second Priority Debt Facilities” means the Initial Second Lien Debt Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Initial Second Lien Debt Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 days (through which 180 day period such Second Priority Representative was the Designated Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series, issue or class with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time a Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Secured Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of any Initial Second Lien Debt Obligations or the Initial Second Priority Debt Secured Parties, the Initial Second Lien Representative and (ii) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility in the applicable Joinder Agreement.

“Second Priority Secured Parties” means the Initial Second Priority Debt Secured Parties and any Additional Second Priority Secured Parties.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Priority Secured Parties and the Second Priority Secured Parties.

“Senior Lien” means the Liens on the Senior Priority Collateral in favor of the Senior Priority Secured Parties under the Senior Priority Collateral Documents.

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“Senior Obligations” means the First Lien Credit Agreement Obligations, the Initial Additional Senior Priority Credit Agreement Obligations and any Additional Senior Priority Debt Obligations.

“Senior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Priority Collateral” means any “Collateral” (or equivalent term) as defined in any First Lien Credit Agreement Credit Document or any other Senior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Priority Collateral Document as security for any Senior Obligations.

“Senior Priority Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Priority Debt Documents” means (a) the First Lien Credit Agreement Credit Documents (b) the Initial Additional Senior Priority Credit Agreement Credit Documents and (c) any Additional Senior Priority Debt Documents.

“Senior Priority Debt Facilities” means the First Lien Credit Agreement, the Initial Additional Senior Priority Credit Agreement and any Additional Senior Priority Debt Facilities.

“Senior Priority Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Collateral Agent (ii) in the case of any Initial Additional Senior Priority Credit Agreement Obligations or the Initial Additional Senior Priority Credit Agreement Secured Parties, the Initial Additional Senior Priority Representative and (iii) in the case of any Additional Senior Priority Debt Facility and the Additional Senior Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Priority Debt Facility that is named as the Representative in respect of such Additional Senior Priority Debt Facility in the applicable Joinder Agreement.

“Senior Priority Secured Parties” means the First Lien Credit Agreement Secured Parties, the Initial Additional Senior Priority Credit Agreement Secured Parties and any Additional Senior Secured Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Priority Debt Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Priority

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Debt Facilities, are deemed pursuant to Article 2 to hold a security interest). If, at any time, any portion of the Senior Priority Collateral under one or more Senior Priority Debt Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Priority Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral at such time and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and (b) all renewals thereof.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02.                                        Terms Generally.  The rules of interpretation set forth in Sections 1.02, 1.03, 1.04 and 1.05 of the First Lien Credit Agreement are incorporated herein mutatis mutandis.

ARTICLE 2
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01.                                        Subordination.  Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Secured Parties on the Shared Collateral or of any Liens granted to any Senior Priority Representative or any other Senior Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable Law, any Second Priority Debt Document or any Senior Priority Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Secured Parties or any other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to

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all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.                                        Nature of Senior Lender Claims.  Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Priority Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower or any other Grantor contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03.                                        Prohibition on Contesting Liens.  (a) Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Priority Representative or any of the other Senior Priority Secured Parties or any other agent or trustee therefor in any Senior Priority Collateral or the allowability of any claims asserted with respect to any Senior Obligations in any proceeding (including any Insolvency or Liquidation Proceeding) and (b) each Senior Priority Representative, for itself and on behalf of each Senior Priority Secured Party under its Senior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Secured Parties in the Second Priority Collateral or the allowability of any claims asserted with respect to any Second Priority Debt Obligations in any proceeding (including any Insolvency or Liquidation Proceeding). Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Priority Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Priority Debt Documents.

SECTION 2.04.                                        No New Liens.  The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant any

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additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has also granted, or concurrently therewith also grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Secured Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Priority Collateral Documents, such Second Priority Representative or Second Priority Secured Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly also grant a similar Lien on such assets or property to each Senior Priority Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Priority Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Priority Representative and the other Senior Priority Secured Parties as security for the Senior Obligations.  To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Priority Representative or any other Senior Priority Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Secured Parties for which it has been named the Representative, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.01 and Section 4.02.

SECTION 2.05.                                        Perfection Of Liens.  Except for the limited agreements of the Senior Priority Representatives pursuant to Section 5.05 hereof, none of the Senior Priority Representatives or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable Law.

SECTION 2.06.                                        Certain Cash Collateral.  Notwithstanding anything in this Agreement or any other Senior Priority Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.03, 2.04, 2.05, 2.14 or 2.15 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

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ARTICLE 3
ENFORCEMENT

SECTION 3.01.                                        Exercise of Remedies.

(a)                                 So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or other action brought with respect to the Shared Collateral or any other Senior Priority Collateral by any Senior Priority Representative or any Senior Priority Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Priority Representative or any Senior Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Priority Representative or any Senior Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Priority Debt Documents or otherwise in respect of the Senior Priority Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Priority Representatives and the Senior Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral or any other Senior Priority Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility in a manner that is consistent with the terms and conditions of this Agreement, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Priority Representatives or the Senior Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided and subject to the restrictions contained in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance that is not permitted by this Agreement of the claims or Liens of the Second Priority Secured Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Secured Party may (subject to the provisions of Section 6.10(b)) vote on any plan of reorganization, plan of

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liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding that conforms to the terms and conditions of this Agreement, and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative (or such other Person, if any, as is so authorized under the Second Lien Intercreditor Agreement) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) a Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to any of the Shared Collateral or (2) any Grantor which has granted a security interest in any Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Priority Collateral, the Senior Priority Representatives and the Senior Priority Secured Parties may enforce the provisions of the Senior Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code or any other applicable Law of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)                                 So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso to clause (ii) of Section 3.01(a) but subject to Section 4.01, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)                                  Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Secured Party will take any action that would hinder, delay or interfere with any exercise of remedies undertaken by any Senior Priority Representative or any Senior Priority Secured Party with respect to the Shared Collateral under the Senior Priority Debt Documents, including any Disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Priority Representatives or the Senior Priority Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Priority Collateral,

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regardless of whether any action or failure to act by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party is adverse to the interests of the Second Priority Secured Parties.

(d)                                 Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Priority Representatives or the Senior Priority Secured Parties with respect to the Senior Priority Collateral as set forth in this Agreement and the Senior Priority Debt Documents.

(e)                                  Until the Discharge of Senior Obligations, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Secured Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Secured Parties or the Second Priority Debt Obligations.

SECTION 3.02.                                        Cooperation.  Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Priority Secured Parties and the Senior Priority Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.                                        Actions Upon Breach.  Should any Second Priority Representative or any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Priority Representative or other Senior Priority Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party

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under its Second Priority Debt Facility, hereby (i) agrees that the Senior Priority Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Priority Representative, any other Senior Priority Secured Party or the Borrower.

ARTICLE 4
PAYMENTS

SECTION 4.01.                                        Application of Proceeds. So long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Priority Debt Documents and, if applicable, the Permitted Pari Passu Intercreditor Agreement, until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Priority Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents and, if applicable, the Second Lien Intercreditor Agreement.

SECTION 4.02.                                        Payments Over.  So long as the Discharge of Senior Obligations has not occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral or otherwise shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Priority Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5
OTHER AGREEMENTS

SECTION 5.01.                                        Releases.

(a)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that, in the event of a Disposition of any specified item of Shared Collateral (including all or substantially all of the Equity Interests of the Borrower or any Subsidiary of the Borrower) (i) in connection with the exercise of remedies in respect of Collateral by a Designated Senior Representative or (ii) if not in

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connection with the exercise of remedies in respect of Collateral by the Designated Senior Representative, so long as such Disposition is permitted by the terms of the Senior Priority Debt Documents and, in the case of this clause (ii) other than in connection with the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Secured Parties upon such Shared Collateral (but not on the Proceeds thereof that were not applied to the payment of Senior Obligations) to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Secured Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s sole cost and expense and without any representation or warranty, such instruments to evidence such termination and release of the Liens.

(b)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Secured Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)                                  Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Priority Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Priority Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Secured Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)                                 Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Priority Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any

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item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable Law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Secured Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02.                                        Insurance and Condemnation Awards.  Unless and until the Discharge of Senior Obligations has occurred, subject in each case to the rights of the Grantors under the Senior Priority Debt Documents, the Designated Senior Representative and the Senior Priority Secured Parties shall have the sole and exclusive right (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, and subject to the rights of the Grantors under the Senior Priority Debt Documents and the Second Priority Debt Documents, including but not limited to reinvestment rights, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Priority Secured Parties pursuant to the terms of the Senior Priority Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Senior Obligations or Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative (or after the Discharge of Senior Obligations, the Designated Second Priority Representative) to receive such amounts in accordance with the terms of Section 4.02.

SECTION 5.03.                                        Certain Amendments.

(a)                                 No Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or conflict with any of the terms of this Agreement. The Designated Second Priority Representative agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof.  Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt

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Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Priority Secured Parties (as defined in the Junior Priority Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., as collateral agent, pursuant to or in connection with the Credit Agreement dated as of November 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Lamb Weston Holdings, Inc., the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the Second Priority Representative or any other secured party hereunder is subject to the limitations and provisions of the Junior Priority Intercreditor Agreement dated as of [        ], 20[  ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Junior Priority Intercreditor Agreement”), among Bank of America, N.A., as First Lien Collateral Agent, Northwest Farm Credit Services, PCA, as Initial Additional Senior Priority Representative, [   ], as Initial Second Lien Representative, [Lamb Weston Holdings, Inc.] and the other parties thereto. In the event of any conflict between the terms of the Junior Priority Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Priority Intercreditor Agreement shall govern.”

(b)                                 In the event that each applicable Senior Priority Representative and/or the Senior Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document or changing in any manner the rights of the Senior Priority Representatives, the Senior Priority Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Priority Collateral) in a manner that is applicable to all Senior Priority Debt Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Secured Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall (i) remove assets subject to the Lien of any Second Priority Collateral Document, except as provided for in Section 5.01(a) or (ii) impose duties that are adverse on any Second Priority Representative without its prior written consent and (y) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(c)                                  Each of the Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with its terms, and the indebtedness under any Senior Priority Debt Document may be Refinanced, in each case, without the consent of any Second Priority Representative or Second Priority Secured Party, all

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without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Second Priority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(d)                                 Each of the Second Priority Debt Facilities may be amended, restated, waived, supplemented or otherwise modified in accordance with its terms, and the indebtedness under the Second Priority Debt Facilities may be Refinanced, in each case, without the consent of any Senior Priority Representative or Senior Priority Secured Party; provided, however, that, without the consent of (x) until the Discharge of First Lien Credit Agreement Obligations, the First Lien Collateral Agent, acting with the consent of the Required Lenders (as such term is defined in the First Lien Credit Agreement), (y) until the Discharge of Initial Additional Senior Priority Credit Agreement Obligations, the Initial Additional Senior Priority Representative, acting with the consent of the Required Lenders (as such term is defined in the Initial Additional Senior Priority Credit Agreement) and (z) each other Senior Priority Representative (acting with the consent of the requisite holders of each series of Additional Senior Priority Debt), no such amendment, restatement, supplement or modification shall (1) contravene any provision of this Agreement, or (2) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans and aggregate principal amount of revolving commitments, in each case, under the Senior Priority Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

SECTION 5.04.                                        Rights As Unsecured Creditors.  The Second Priority Representatives and the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable Law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Secured Party of rights or remedies in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Secured Party becomes a judgment Lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment Lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Priority Representatives or the Senior Priority Secured Parties may have with respect to the Senior Priority Collateral.

SECTION 5.05.                                        Gratuitous Bailee for Perfection.

(a)                                 Each Senior Priority Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the

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possession or under the control of such Senior Priority Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Priority Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent and gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)                                 In the event that any Senior Priority Representative (or its agents or bailees), or after the Discharge of Senior Obligations, any Second Priority Representative, has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Priority Representative, or after the Discharge of Senior Obligations, such Second Priority Representative, agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c)                                  Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Priority Representatives and the Senior Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Priority Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)                                 The Senior Priority Representatives and the Senior Priority Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Priority Representatives (and after the Discharge of Senior Obligations, the Second Priority Representatives) under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e)                                  The Senior Priority Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Secured Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives and releases the Senior Priority Representatives from all claims and liabilities arising pursuant to the Designated Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

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(f)                                   Upon the Discharge of Senior Obligations, each applicable Senior Priority Representative shall, at the Borrower’s sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so and as the Grantors or Designated Second Priority Representative may direct, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign to the Designated Second Priority Representative, to the extent that it is legally permitted to do so and as the Grantors or the Designated Second Priority Representative may direct, its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (B) if not legally permitted or no direction is given and if prior to discharge of the Second Priority Debt Obligations, deliver such Shared Collateral and assign its rights in respect thereof as a court of competent jurisdiction may otherwise direct or (C) if the Second Priority Debt Obligations have been discharged, deliver such Shared Collateral to the Grantors and terminate its rights therein as directed by the Grantors; (ii) notify any applicable insurance carrier that it is no longer entitled to be an additional loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any Governmental Authority involved in any condemnation or similar proceeding involving any Grantor that, subject to the rights of the Grantors under the Second Priority Debt Documents, the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding.  Upon the written request of the Designated Second Priority Representative, the Borrower shall take such further action as is reasonably required to effectuate the transfer contemplated hereby.  The Senior Priority Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Secured Party in contravention of this Agreement.  No Senior Priority Representative shall have any liability to any Second Priority Secured Party.

(g)                                  None of the Senior Priority Representatives nor any of the other Senior Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Priority Representative or any Senior Priority Secured Party under the Senior Priority Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.                                        When Discharge of Senior Obligations Deemed To Not Have Occurred.  If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations

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shall be the Senior Priority Representative for all purposes of this Agreement; provided that such Senior Priority Representative shall have become a party to this Agreement pursuant to Section 8.09.  Upon receipt of notice of such incurrence (including the identity of the new Senior Priority Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments, supplements  or modifications to this Agreement, as the Borrower or such new Senior Priority Representative shall reasonably request in writing in order to provide the new Senior Priority Representative the rights of a Senior Priority Representative contemplated hereby and (b) deliver to such Senior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign to such Senior Priority Representative, to the extent that it is legally permitted to do so, its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral.

SECTION 5.07.                                        Purchase Right. Without prejudice to the enforcement of the Senior Priority Secured Parties’ remedies, the Senior Priority Secured Parties agree that following (a) the acceleration of all of the Senior Obligations in accordance with the terms of the applicable Senior Priority Debt Documents governing the terms thereof or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Secured Parties may request, and such Senior Priority Secured Parties hereby offer the Second Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of such Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except, in the case of the First Lien Credit Agreement Obligations, for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)).  If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within thirty (30) days of the request.  If one or more of the Second Priority Secured Parties exercise such purchase right, the documentation relating thereto shall be mutually acceptable to each of the Senior Priority Representatives and the applicable Second Priority Representative(s) named as a Representative for such exercising Second Priority Secured Parties.  If none of the Second Priority Secured Parties timely exercise such right, the Senior Priority Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Priority Debt Documents and this Agreement.

ARTICLE 6
INSOLVENCY OR LIQUIDATION PROCEEDINGS

SECTION 6.01.                                        Financing and Sale Issues.  Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that (A) if any Senior Priority Representative shall desire to consent (or not object) to the sale, use or lease of

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cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any “carve-out” for professional and United States Trustee fees agreed to by the Senior Priority Representatives, and (z) all adequate protection liens granted to the Senior Priority Secured Parties, (B) it will raise no objection to and will not otherwise contest any motion for relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceedings or from any injunction against foreclosure or enforcement in respect of Senior Obligations or the Senior Priority Collateral made by any Senior Priority Representative or any other Senior Priority Secured Party, (C) it will raise no objection to and will not otherwise contest any lawful exercise by any Senior Priority Secured Party of the right to credit bid Senior Obligations at any foreclosure or other sale of Senior Priority Collateral, including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or other applicable law, (D) it will raise no objection to and will not otherwise contest any other request for judicial relief made in any court by any Senior Priority Secured Party relating to the lawful enforcement of any Lien on Senior Priority Collateral, (E) it will raise no objection to and will not otherwise contest any election made by any Senior Priority Representative or any other Senior Priority Secured Party of the application of Section 1111(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, and (F) it will raise no objection to and will not otherwise contest or oppose any Disposition (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) of assets of any Grantor for or to which any Senior Priority Representative has consented or not objected that provides, to the extent such Disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided that the Second Priority Secured Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving any usage of cash or other collateral described in this Section 6.01 or approving any DIP Financing described in this Section 6.01 shall be adequate notice.

SECTION 6.02.                                        Relief from the Automatic Stay.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation

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Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03.                                        Adequate Protection.  Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, agrees that none of them shall object to, contest or support any other Person objecting to or contesting (a) any request by any Senior Priority Representative or any Senior Priority Secured Parties for adequate protection in any form, (b) any objection by any Senior Priority Representative or any Senior Priority Secured Parties to any motion, relief, action or proceeding based on any Senior Priority Representative’s or Senior Priority Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of pre- and/or post-petition interest, fees, expenses or other amounts of any Senior Priority Representative or any other Senior Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (as adequate protection or otherwise). Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which Lien and/or superpriority claim (as applicable) is subordinated to the Liens securing, and claims with respect to, all Senior Obligations and such DIP Financing (and all obligations relating thereto) and any other Liens or claims granted to the Senior Priority Secured Parties as adequate protection, on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to the Liens securing, and claims with respect to, Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Secured Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral and/or a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Secured Party under their Second Priority Debt Facilities, agree that each Senior Priority Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and/or a superpriority claim (as applicable) and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Priority Debt Obligations and/or superpriority claim (as applicable) shall be subordinated to the Liens on such collateral securing, and claims with respect to, the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens or claims granted to the Senior Priority Secured Parties as adequate protection on the same basis as the other Liens securing, and claims with respect to, the Second Priority Debt Obligations are so subordinated to such Liens securing, and claims with respect to, Senior Obligations under this Agreement.  Without limiting the generality of the foregoing, to the extent that the Senior Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second

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Priority Debt Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Priority Secured Parties to object to the amounts of fees and expenses or other cash payments so sought by the Second Priority Secured Parties.

SECTION 6.04.                                        Preference Issues.  If any Senior Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason (any such amount, a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.                                        Separate Grants of Security and Separate Classifications.  Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or restructuring proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Priority Secured Parties and the Second Priority Secured Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses, and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or

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not allowed or allowable under Section 506(b) of the Bankruptcy Code (or any similar provision of any other Bankruptcy Law) or otherwise in such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.

SECTION 6.06.                                        No Waivers of Rights of Senior Priority Secured Parties.  Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Priority Representative or any other Senior Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.                                        Application.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.                                        Other Matters.  To the extent that any Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Priority Representative, provided that if requested by any Senior Priority Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Priority Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09.                                        506(c) Claims.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

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SECTION 6.10.                                        Reorganization Securities; Voting.

(a)                                 If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or restructuring proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 No Second Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or restructuring that is inconsistent with the priorities or other provisions of this Agreement.  Without limiting the generality of the foregoing, other than with the prior written consent of the Designated Senior Representative, no Second Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall vote in favor of any plan unless such plan (i) satisfies the Senior Obligations in full in cash or (ii) is proposed or supported by the number of Senior Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.11.           Post-Petition Interest.

(b)                                 Neither any Second Priority Representative nor any other Second Priority Secured Party shall oppose or seek to challenge any claim by any Senior Priority Representative or any other Senior Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise.

(c)                                  No Senior Priority Representative nor any other Senior Priority Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any other Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representatives on behalf of the Second Priority Secured Parties on the Shared Collateral (after taking into account the Senior Obligations).

ARTICLE 7
RELIANCE; ETC.

SECTION 7.01.                                        Reliance.  The consent by the Senior Priority Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Priority Secured Parties to the Borrower or any

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Subsidiary shall be deemed to have been given and made in reliance upon this Agreement.  Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Secured Parties have, independently and without reliance on any Senior Priority Representative or other Senior Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02.                                        No Warranties or Liability.  Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Priority Representative nor any other Senior Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Priority Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Priority Representative nor any other Senior Priority Secured Party shall have any duty to any Second Priority Representative or Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any other Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.                                        Obligations Unconditional.  All rights, interests, agreements and obligations of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties hereunder shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Priority Debt Document or any Second Priority Debt Document;

(b)                                 any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any

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amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Priority Debt Document or of the terms of any Second Priority Debt Document;

(c)                                  any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04 hereof) or (ii) any Second Priority Representative or Second Priority Secured Party in respect of this Agreement.

ARTICLE 8
MISCELLANEOUS

SECTION 8.01.                                        Conflicts.  Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Priority Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Priority Representatives and the Senior Priority Secured Parties (as amongst themselves) with respect to any Senior Priority Collateral shall be governed by the terms of the Permitted Pari Passu Intercreditor Agreement and in the event of any conflict between the Permitted Pari Passu Intercreditor Agreement and this Agreement, the provisions of the Permitted Pari Passu Intercreditor Agreement shall control.

SECTION 8.02.                                        Continuing Nature of This Agreement; Severability.  Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Priority Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 8.03.                                        Amendments; Waivers.

(a)                                 No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases or could reasonably be expected to increase the obligations or reduces or could reasonably be expected to reduce the rights of, imposes additional duties on, or otherwise adversely affects the Borrower or any other Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Priority Secured Parties and the Second Priority Secured Parties and their respective permitted successors and assigns.

(c)                                  Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 and, upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04.                                        Information Concerning Financial Condition of the Borrower and its Subsidiaries.  The Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Priority Representative, any Senior Priority Secured Party, any Second Priority Representative or any Second Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any

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additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05.                                        Subrogation.  Each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.                                        Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Priority Debt Documents.  Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Secured Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.                                        Additional Grantors.  The Borrower agrees that if any Subsidiary of the Borrower shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to acknowledge and agree to this Agreement by executing and delivering a joinder in form and substance reasonably satisfactory to the Designated Senior Representative and the Designated Second Priority Representative.  Whether or not such instrument is executed and delivered, such Subsidiary shall be bound as a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of such instrument shall not require the consent of any other party hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08.                                        Dealings with Grantors.  Upon any application or demand by the Borrower or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement, if requested in writing by such Representative, the Borrower shall furnish to such Representative a certificate of a duly authorized officer of the Borrower (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09.                                        Additional Debt Facilities.

(a)                                 To the extent, but only to the extent, permitted by the provisions of the Senior Priority Debt Documents and the Second Priority Debt Documents then in effect, the

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Borrower or any other Grantor may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Priority Debt. Any such additional class or series of Additional Second Priority Debt (the “Second Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b). Any such additional class or series of Senior Priority Debt Facilities (the “Senior Priority Class Debt”; and the Senior Priority Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Priority Collateral Documents, if and subject to the condition that the Representative of any such Senior Priority Class Debt (each, a “Senior Priority Class Debt Representative”; and the Senior Priority Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Priority Class Debt (such Representative and holders in respect of any such Senior Priority Class Debt being referred to as the “Senior Priority Class Debt Parties; and the Senior Priority Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b). In order for a Class Debt Representative to become a party to this Agreement:

(i)                                     such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex I (if such Representative is a Second Priority Class Debt Representative) or Annex II (if such Representative is a Senior Priority Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative, such Class Debt Representative, and the Borrower) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)                                  the Borrower shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Responsible Officer of the Borrower on behalf of the relevant Grantor and identifying the obligations to be designated as Additional Senior Priority Debt or Additional Second Priority Debt, as applicable, and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Priority Debt, on a senior basis under each of the Senior Priority Debt Documents and Second Priority Debt Documents and (II) in the case of Additional Second Priority Debt, on a junior basis under each of the Senior Priority Debt Documents and Second Priority Debt Documents; and

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(iii)                               the Second Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Class Debt shall provide, or shall be amended on terms and conditions reasonably approved by the Designated Senior Representative and such Class Debt Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

(b)                                 With respect to any Class Debt that is issued or incurred after the Closing Date, the Borrower and each of the other Grantors agrees that the Borrower will take, as applicable, such actions (if any) as may from time to time reasonably be requested in writing by any Senior Priority Representative or any Second Priority Representative, and enter into such technical amendments, modifications and/or supplements to the then existing Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes each applicable Designated Senior Representative and each applicable Second Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents).

SECTION 8.10.                                        Consent to Jurisdiction; Waivers.  Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan, the courts of the United States District Court of the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and agrees not to commence or support any such action or proceeding in any other jurisdiction;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by Law; and

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(e)                                  waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11.                                        Notices.  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)                                     if to the Borrower, to it at:

c/o Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Attention: Eryk J. Spytek

Email: eryk.spytek@conagra.com

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Charles N. Bensinger III

Facsimile: 1-212-755-7306

Email: cnbensinger@jonesday.com

(ii)                                  if to the First Lien Collateral Agent, to it at:

Bank of America, N.A.

[         ]1

(iii)                               if to the Initial Additional Senior Priority Representative, to it at:

[         ]2

(iv)                              if to the Initial Second Lien Representative, to it at:

[          ]

(v)                                 if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier

1  To be provided by BOA//Cahill

2  To be provided by NWFCS/Moore & Van Allen

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service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.11 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.11.  Notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12.                                        Further Assurances.  Each Senior Priority Representative, on behalf of itself and each Senior Priority Secured Party under the Senior Priority Debt Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.                                        Governing Law; Waiver of Jury Trial.

(A)                               THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)                               EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.14.                                        Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives, the Second Priority Secured Parties, the Borrower and their respective permitted successors and assigns.

SECTION 8.15.                                        Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

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SECTION 8.16.                                        Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17.                                        Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the First Lien Credit Agreement Secured Parties. The Initial Additional Senior Priority Representative represents and warrants that this Agreement is binding upon the Initial Additional Senior Priority Credit Agreement Secured Parties. The Initial Second Lien Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Secured Parties.

SECTION 8.18.                                        No Third Party Beneficiaries; Successors and Assigns.  The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Priority Representatives, the Senior Priority Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights; provided, however, that the Grantors will be entitled to assert such rights with respect to Sections 2.02, 3.03, 5.01(d), 5.02, 5.03(b), 5.05(f), 6.07, 8.03(b), 8.08 and 8.09.

SECTION 8.19.                                        Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20.                                        Administrative Agent and Representative.  It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article X of the First Lien Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the First Lien Collateral Agent hereunder, (b) the Initial Additional Senior Priority Representative is entering into this Agreement in its capacity as administrative agent under the Initial Additional Senior Priority Credit Agreement and the provisions of Article X of the Initial Additional Senior Priority Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Initial Additional Senior Priority Representative hereunder, (c) the Initial Second Lien Representative  is entering into this Agreement in its capacity as [trustee] [administrative agent] [and collateral agent] under the Initial Second Lien Debt Agreement and the provisions of [       ] of the Initial Second Lien Debt Agreement applicable to the [Administrative Agent] [Trustee] (as defined therein) thereunder shall also apply to the Initial Second Lien Representative  hereunder and (d) each other Representative party hereto is entering into this Agreement in its capacity as trustee or agent for the secured parties referenced in the applicable Additional Senior Priority Debt Document or Additional Second Priority Debt Document (as applicable) and the corresponding exculpatory and liability-limiting provisions of such agreement applicable to such Representative thereunder shall also apply to such Representative hereunder.

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SECTION 8.21.                                        Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.22.                                        [Reserved]

SECTION 8.23.                                        Borrower.  The Borrower agrees to act hereunder on behalf of all Grantors and agrees that this Agreement shall be binding on such Grantors and their successors and assigns as if they were a party hereto.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as First Lien Collateral Agent

By:
Name:
Title:

NORTHWEST FARM CREDIT SERVICES, PCA, as Initial Additional Senior Priority Representative

By:
Name:
Title:

[ ], as Initial Second Lien Representative

By:
Name:
Title:

Acknowledged and Agreed by:

LAMB WESTON HOLDINGS, INC., as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO JUNIOR PRIORITY

INTERCREDITOR AGREEMENT]

ANNEX I

[FORM OF] SUPPLEMENT NO. [ ] (this “Representative Supplement”) dated as of [                           ], 20[ ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [      ], 20[  ] (the “Junior Priority Intercreditor Agreement”), among BANK OF AMERICA, N.A. (“Bank of America”) as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), NORTHWEST FARM CREDIT SERVICES, PCA, as Representative for the Initial Additional Senior Priority Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Senior Priority Representative”),  [          ], as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative “), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto pursuant to Section 8.09 of the Junior Priority Intercreditor Agreement, and acknowledged and agreed by LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Borrower”).

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B.                                    As a condition to the ability of the Borrower or any other Grantor to incur Second Priority Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.                            In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to

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all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Secured Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.                            The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Second Priority Secured Parties.

SECTION 3.                            This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.                            Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                         THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.                            In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

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SECTION 8.                            The Borrower agrees to reimburse the Designated Senior Representative, in accordance with the terms of the applicable Senior Priority Debt Document, for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including, to the extent included in the applicable Senior Priority Debt Document, the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:
Name:
Title:

A-II-4

Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

LAMB WESTON HOLDINGS, INC.,
as Borrower

By:
Name:
Title:

A-II-5

ANNEX II

[FORM OF] SUPPLEMENT NO. [ ] (this “Representative Supplement”) dated as of [       ], 20[       ] to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [       ], 20[       ] (the “Junior Priority Intercreditor Agreement”), among BANK OF AMERICA, N.A. (“Bank of America”) as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), NORTHWEST FARM CREDIT SERVICES, PCA, as Representative for the Initial Additional Senior Priority Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Senior Priority Representative”), [       ], as Representative for the Initial Second Priority Debt Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative “), and each additional Senior Priority Representative and Second Priority Representative that from time to time becomes a party thereto pursuant to Section 8.09 of the Junior Priority Intercreditor Agreement, and acknowledged and agreed by LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Borrower”).

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B.                                    As a condition to the ability of the Borrower or any other Grantor to incur Senior Priority Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Senior Priority Class Debt with the Senior Lien and to have such Senior Priority Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Priority Collateral Documents, the Senior Priority Class Debt Representative in respect of such Senior Priority Class Debt is required to become a Representative under, and such Senior Priority Class Debt and the Senior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement. Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Senior Priority Class Debt Representative may become a Representative under, and such Senior Priority Class Debt and such Senior Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement, pursuant to the execution and delivery by the Senior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement. The undersigned Senior Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.                            In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Priority Class Debt and Senior Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New

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Representative, on behalf of itself and such Senior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Senior Priority Representative and to the Senior Priority Class Debt Parties that it represents as Senior Priority Secured Parties. Each reference to a “Representative” or “Senior Priority Representative” in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.                            The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Priority Debt Documents relating to such Senior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Priority Class Debt Parties in respect of such Senior Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Senior Priority Secured Parties.

SECTION 3.                            This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.                            Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                         THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.                            In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

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SECTION 8.                            The Borrower agrees to reimburse the Designated Senior Representative, in accordance with the terms of the applicable Senior Priority Debt Document, for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including, to the extent included in the applicable Senior Priority Debt Document, the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:
Name:
Title:

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Acknowledged by:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

LAMB WESTON HOLDINGS, INC.,
as Borrower

By:
Name:
Title:

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EXHIBIT H

[Form of]

Voting Participant Notification

TO:                                                                           Northwest Farm Credit Services, PCA, as Administrative Agent, and

Lamb Weston Holdings, Inc.

RE:                                                                           Credit Agreement, dated as of June 28, 2019 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among Lamb Weston Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings set forth in the Credit Agreement.

DATE:                                                          [Date]

[Insert name of selling Lender] hereby notifies the Administrative Agent and the Borrower that [insert full name of purchasing Lender] is a Farm Credit Lender and is entitled to be accorded the rights of a Voting Participant under the Credit Agreement and, subject to receipt of any consents required by the Credit Agreement, shall be designated a Voting Participant.  The amount of the participation or sub-participation purchased is $         .

The address of [insert full name of purchasing Lender] for purposes of all notices and other communications is                     ,                             , Attention of               , Facsimile No.             .

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[INSERT NAME OF SELLING LENDER]

By:
Name:
Title:

[INSERT NAME OF PURCHASING LENDER]

By:
Name:
Title:

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[Consented to and][20] Accepted:

NORTHWEST FARM CREDIT SERVICES, PCA, as
Administrative Agent

By:
Name:
Title:

[Consented to:][21]

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

20                                       To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

21                                       To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

H-2